Exhibit 10.47

ASSET PURCHASE AGREEMENT

by and among

Cabot Microelectronics Corporation,
a Delaware corporation,

QED Technologies International, Inc.,
a Delaware corporation,

QED Technologies, Inc.,
a New York corporation,

Don Golini,

and

Lowell Mintz

Dated June 15, 2006

CONFIDENTIAL

 Execution Version

Table of Contents:

Section                                              Page Number

1.	Definitions and Usage	1
2.	Sale and Transfer of Assets; Closing	13
3.	Representations and Warranties of Seller and Shareholders	23
4.	Representations and Warranties of Buyer	46
5.	Covenants of Seller Prior to Closing	47
6.	Covenants of Buyer Prior to Closing	50
7.	Conditions Precedent to Buyer's Obligation to Close	51
8.	Conditions Precedent to Seller's Obligation to Close	53
9.	Termination	53
10.	Additional Covenants	55
11.	Indemnification; Remedies	59
12.	Confidentiality	67
13.	General Provisions	69

Exhibits:

2.5	Preliminary Allocation of Initial Purchase Price and Consideration
2.7(a)(i)	Bill of Sale, Assignment and Assumption Agreement
2.8	Sample Adjustment Amount Calculation

- -CONFIDENTIAL

 Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated June 15, 2006, by and among, Cabot Microelectronics Corporation, a Delaware corporation (“CMC”), QED Technologies International, Inc., a Delaware corporation and wholly owned subsidiary of CMC (“Buyer”), QED Technologies, Inc., a New York corporation ("Seller"), Don Golini, an individual and resident of the State of New York (“Mr. Golini”), and Lowell Mintz, an individual and resident of the State of New York (“Mr. Mintz” and, together with Mr. Golini, the “Shareholders” and, each, a “Shareholder”).

RECITALS

Mr. Golini, individually and through various Affiliated trusts and immediate family members, beneficially owns One Million (1,000,000) shares of Class A common stock of Seller, which constitute Fifty Percent (50%) of the issued and outstanding shares of voting capital stock of Seller. Mr. Mintz, individually and through various Affiliated trusts, beneficially owns One Million (1,000,000) shares of Class A common stock of Seller, which constitute Fifty Percent (50%) of the issued and outstanding shares of voting capital stock of Seller. Seller and the Shareholders desire to sell, and Buyer desires to purchase, the Purchased Assets (as defined below) of Seller for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1. Definitions and Usage

1.1 Definitions

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

"Accounts Receivable"--(a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

"Active Employee"--as defined in Section 10.1(a).

"Adjustment Amount"--as defined in Section 2.8.

"Affiliate"--with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposes of this definition "control" (including "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act.

“Agreed Firm” --as defined in Section 2.3(c).

"Assumed Liabilities"--as defined in Section 2.4(a).

"Audited Financial Statements"--as defined in Section 3.4.

“Bid”--any outstanding quotation bid or proposal by the Seller which, if accepted or awarded, would lead to a contract with the U.S. government, any other Governmental Body or a prime contractor or a higher tier subcontractor to the U.S. government or any other Governmental Body, for the design, manufacture or sale of products or the provision of services directly or indirectly to the U.S. government or any other Governmental Body.

"Bill of Sale"--as defined in Section 2.7(a)(i).

"Breach"--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

"BSI"--Byelocorp Scientific, Inc., a New York corporation.

“BSI Agreements”--as defined in section 2.7(c).

"BSI Intellectual Property"--Purchased Assets, as such term is defined in the BSI Purchase Agreement.

“BSI License Agreement” --the agreement, dated July 25, 1996, between BSI and MR Finishing Systems, LLC, a New York limited liability company and the predecessor of Seller.

“BSI Purchase Agreement” --the technology asset purchase agreement, dated the date hereof, among Buyer, Seller, the Shareholders and BSI, in the form executed by Buyer and BSI as of the date hereof, pursuant to which Buyer will purchase the BSI Intellectual Property on the Closing Date, which purchase shall include an assignment by BSI to Buyer of that certain Exclusive License Agreement between BSI and the University of Rochester dated June 12, 2006 (the “Rochester License Agreement”), subject to the terms hereof and thereof.

“Business”--as defined in Section 2.3(b).

"Business Conducted by Buyer and/or CMC"--all businesses conducted by the Buyer or CMC as of the Closing Date (including, but not limited to, the Business), of whatever kind, within or outside of the United States of America, including, but not limited to, the development, use, sales, manufacture or incorporation for use, of products, in or into fine finish polishing and/or chemical mechanical planarization (CMP) products, applications and/or compositions, and/or the development, use, sale, and/or manufacture of such fine finish polishing and/or CMP products, applications or compositions, for the polishing of or use in connection with magnetic recording structures and/or devices, magnetic recording media substrates, integrated circuit devices and/or semiconductor wafers, optical and optical-electronic devices and/or surfaces (e.g., fiber optics or other optics), micro-electro mechanical systems (MEMS), flat panel displays, light emitting diodes, photovoltaic devices, metallic and/or crystalline surfaces, and/or other industries or products that could benefit from fine finish polishing applications.

"Business Day"--any day other than (a) Saturday or Sunday or (b) any other day on which banks in Illinois are permitted or required to be closed.

"Buyer"--as defined in the first paragraph of this Agreement.

"Buyer Group"--as defined in Section 5.1.

"Buyer Indemnified Persons”--as defined in Section 11.2.

"Buyer’s Closing Documents"--as defined in Section 4.2(a).

“Calculation Notice” --as defined in Section 2.3(c).

“Cash Purchase Price” --as defined in Section 2.3(c).

"Closing”--as defined in Section 2.6.

"Closing Date"--the date on which the Closing actually takes place.

"Closing Financial Statements"--as defined in Section 2.9(b).

"Closing Working Capital"--as defined in Section 2.9(b).

"CMC"--as defined in the first paragraph of this Agreement.

"COBRA"--as defined in Section 3.16(e).

"Code"--the Internal Revenue Code of 1986, as amended.

"Confidential Information"--as defined in Section 12.1.

“Conflict”--means conflict with, or any violation of or default under (with or without notice or lapse of time, or both) any obligation or benefit, including, but not limited to, such conflicts, violations or defaults giving rise to a right of termination, cancellation, modification or acceleration of any obligation or benefit.

"Consent"--any approval, consent, ratification, waiver or other required authorization.

"Contemplated Transactions"--all of the transactions contemplated by this Agreement.

"Contract"--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

"Copyrights"--as defined in Section 3.25(a)(iii).

"Damages"--as defined in Section 11.2.

"Defined Benefit Plans"--as defined in Section 3.16(a).

"Disclosing Party"--as defined in Section 12.1.

"Disclosure Letter"--the disclosure letter delivered by Seller and the Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

"Earn-Out Amount"--as defined in Section 2.3(b).

“Earn-Out Dispute Notice” --as defined in Section 2.3(c).

"Effective Time"--the time at which the Closing is consummated on the Closing Date.

"Employee Plans"--as defined in Section 3.16(a).

"Employment Agreements"--as defined in Section 2.7(a)(v).

"Employment Loss"--as defined in Section 11.2(f).

"Encumbrance"--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), publicly or privately owned treatment works, drains, sewer systems (including septic systems), wetlands, groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

"Environmental, Health and Safety Liabilities"--any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)	any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)
any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law, including, but not limited to, attorney, expert and consultant fees and costs;

(c)
financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)	any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

"Environmental Law"--any Legal Requirement, at any time in force or effect, relating to:

(a)	emissions, discharges, spills, Release or Threat of Release of Hazardous Material into the Environment;

(b)	the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Material;

(c)	the regulation of storage tanks;

(d)	assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed; or

(e)	otherwise relating to pollution or the protection of human health or the Environment.

"ERISA"--the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate"--as defined in Section 3.16(a).

“Escrow Agent” --means J.P. Morgan Trust Company, National Association.

"Escrow Agreement"--as defined in Section 2.7(a)(vi).

"Escrow Amount"--as defined in Section 2.3(a).

"Escrow Exclusions"--as defined in Section 11.5.

"Exchange Act"--the Securities Exchange Act of 1934, as amended.

"Excluded Assets"--as defined in Section 2.2.

"Facilities"--any real property, leasehold or other interest in real property currently owned or operated by Seller. Notwithstanding the foregoing, for purposes of the definitions of "Hazardous Activity" and "Remedial Action" and Sections 3.22 ("Environmental Matters") and 11.3 ("Indemnification and Reimbursement by Seller and Shareholders for Environmental Matters"), "Facilities" shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller.

"Family"--as defined in the defined term “Related Person.”

"GAAP"--generally accepted accounting principles for financial reporting in the United States.

"Governing Documents"--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Government Contract”--any prime contract, subcontract, contract modification, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between Seller and (A) the U.S. government or any other Governmental Body, (B) any prime contractor to the U.S. government or any other Governmental Body or (C) any subcontractor with respect to any contract described in clause (A) or (B).

"Governmental Authorization"--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

(a)	nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)	federal, state, local, municipal, foreign or other government;

(c)
governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)	multinational organization or body;

(e)	body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)	official of any of the foregoing.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

"Hazardous Material"--at any time, any substance, material or waste which is regulated by any Governmental Body, including any material, substance or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," “pollutant,” "toxic waste" or "toxic substance" under any provision of Environmental Law, and including radon, petroleum, petroleum products, asbestos (including, but not limited to, presumed asbestos-containing material or asbestos-containing material), radioactive material, PCB-containing materials, urea formaldehyde, polychlorinated biphenyls, trichloroethylene, perchloroethylene, mineral spirits, kerosene and naptha solvents.

"Hired Active Employees"--as defined in Section 10.1(b)(i).

"Indemnified Person"--as defined in Section 11.9(a).

"Indemnifying Person"--as defined in Section 11.9(a).

"Indemnity Cap"--as defined in Section 11.5.

"Independent Accountants"--as defined in Section 2.9(d).

“Initial Cash Amount” --as defined in Section 2.3(a).

"Initial Purchase Price"--as defined in Section 2.3(a).

"Intellectual Property Assets"--as defined in Section 3.25(a).

"Interim Balance Sheet"--as defined in Section 3.4.

"Inventories"--all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

"IRS"--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)	that individual is actually aware of that fact or matter; or

(b)
a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director or officer ( for the purposes of Seller, officers shall be Don Golini, Leo Catarisano, Marc Tricard and David Kolczynski) of that Person has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonable investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

"Lease"--means any real property lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Letter of Credit” --as defined in the definition of “M&T Loan Documents” herein.

"Liability"--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

"Marks"--as defined in Section 3.25(a)(i).

"Material Adverse Effect"--any change, event or effect that is or could reasonably be expected to be materially adverse to (a) the results of operations, financial condition, business, prospects, rights, properties, assets or liabilities of Seller, (b) Seller's relations with its management, employees, creditors, suppliers, customers, regulators, insurers or others having business relationships with Seller, in each case, taken as a whole, or (c) the ability of Seller to consummate the Contemplated Transactions or perform its obligations hereunder; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse change or development relating to the United States financial, banking or securities markets, (ii) any adverse change in the economic conditions that generally affect Seller’s industry, (iii) conditions resulting from the announcement of the Contemplated Transactions or (iv) any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the United States.

"Material Consents"--as defined in Section 7.3.

“M&T Bank” --as defined in the defined term “M&T Loan Documents.”

“M&T Loan Agreement” --as defined in the defined term “M&T Loan Documents.”

“M&T Loan Documents”--the Loan Agreement, dated as of June 14, 2002, by and between Seller and Manufacturers and Traders Trust Company (“M&T Bank”), as amended by Amendment No.1 thereto, dated as of November 13, 2003, Amendment No. 2 thereto, dated as of June 18, 2004 and Amendment No. 3 thereto, dated as of November 24, 2004 (collectively, the “M&T Loan Agreement”), together with the $1,500,000 Standard Libor Grid Note, dated June 18, 2004, made by Seller, the General Security Agreement, dated June 14, 2002, between Seller and M&T Bank, the $1,225,000 Demand Grid Note, dated August 26, 2002, secured by a standby letter of credit in the amount of $1,218,000 to Elbit Systems Electro-Optics, as beneficiary (the “Letter of Credit”), made by Seller, and any other notes issued under, or documents executed and delivered in connection with, the M&T Loan Agreement.

“Multiemployer Plan”--as defined in Section 3.16(a).

"Net Names"--as defined in Section 3.25(a)(v).

"Notes"--as defined in Section 12.1.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)	is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)
does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(c)
is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Paid Earn-Out Amount” --as defined in Section 2.3(c).

"Part"--a part or section of the Disclosure Letter.

"Patents"--as defined in Section 3.25(a)(ii).

"PBGC"--as defined in Section 3.16(b).

"Period"--as defined in Section 10.7(a).

"Permitted Encumbrances"--as defined in Section 3.9.

"Person"--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or any Governmental Body.

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price"--as defined in Section 2.3(c).

“Purchase Price Allocation Schedule” --as defined in Section 2.5(a).

“Purchased Assets”--as defined in Section 2.1.

"Real Property Leases"--the Leases of the following properties: (i) Seller’s headquarters located at 1040 University Avenue, Rochester, New York 14607; (ii) offices located at Mitsuru Plaza, 103-1-2-4 Azuchi Chou, Chou-Ku, Osaka 541-0052 Japan (each, a “Real Property Lease”)

"Receiving Party"--as defined in Section 12.1.

"Record"--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Related Person"--

With respect to a particular individual:

(a)	each other member of such individual's Family; and

(b)	any Person that is an Affiliate of a member of such individual's Family.

With respect to a specified Person other than an individual:

(a)	any Affiliate of such specified Person; and

(b)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity).

For purposes of this definition, the "Family" of an individual includes (i) the individual, (ii) the members of such individual's “immediate family” as such term is defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended, and (iii) any other natural person who is related to the individual and resides with such individual.

"Release"--any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

"Remedial Action"--all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

"Representative"--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Reserves” --as defined in Section 3.11.

"Restricted Contracts"--as defined in Section 2.10.

"Retained Liabilities"--as defined in Section 2.4(b).

“Revenue” --as defined in Section 2.3(b)(i).

“Rochester License Agreement” --as defined in the definition of “BSI Purchase Agreement”.

"SEC"--the United States Securities and Exchange Commission.

"Securities Act"--the Securities Act of 1933, as amended.

"Seller"--as defined in the first paragraph of this Agreement.

"Seller Contract"--any Contract (a) under which Seller or any of its Subsidiaries has or may acquire any rights or benefits; (b) under which Seller or any of its Subsidiaries has or may become subject to any obligation or liability; or (c) by which Seller or any of its Subsidiaries or any of the assets owned or used by Seller or any of its Subsidiaries is or may become bound.

"Seller’s Closing Documents"--as defined in Section 3.2(a).

"Shareholder" and "Shareholders" --as defined in the first paragraph of this Agreement.

"Software"--all computer and other software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

"Tangible Personal Property"--all machinery, equipment (including, but not limited to, demonstration equipment), tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller's books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

"Tax"--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other similar Contract.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transfer Taxes” --as defined in Section 2.5(b).

"Third Party"--a Person that is not a party to this Agreement.

"Third-Party Claim"--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

"Threat of Release"--a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Trade Secret"--as defined in Section 3.2(a)(iv).

"WARN Act"--the Worker Adjustment and Retraining Notification Act.

"Working Capital"--as defined in Section 2.9(a).

"Year One"--as defined in Section 2.3(b)(i).

"Year One Earn Out"--as defined in Section 2.3(b)(iii).

"Year One Pro-Rata Earn Out"--as defined in Section 2.3(b)(iii).

"Year One Threshold"--as defined in Section 2.3(b)(i).

"Year One Threshold Earn Out"--as defined in Section 2.3(b)(i).

"Year Two"--as defined in Section 2.3(b)(ii).

"Year Two Earn Out"--as defined in Section 2.3(b)(iv).

"Year Two Pro-Rata Earn Out"--as defined in Section 2.3(b)(iv).

"Year Two Threshold"--as defined in 2.3(b)(ii).

"Year Two Threshold Earn Out"--as defined in Section 2.3(b)(ii).

1.2 Usage

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as restated, amended or modified and in effect from time to time in accordance with the terms thereof;

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) "hereunder," "hereof," "hereto," “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(viii) "or" is used in the inclusive sense of "and/or";

(ix) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof, including, but not limited to, by reason of the drafting thereof.

2. Sale and Transfer of Assets; Closing

2.1 Assets to be Sold

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall, and shall cause its Subsidiaries to, sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller and its Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller's and its Subsidiaries’ respective right, title and interest in and to all of Seller's and its Subsidiaries’ respective property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

(a) all cash and cash equivalents on hand or in banks or other depositories, marketable securities, or any other similar investments or accounts;

(b) all Tangible Personal Property, including those items described in Part 2.1(b);

(c) all Inventories;

(d) all Accounts Receivable;

(e) all fixed assets, including all leasehold improvements (to the extent owned by Seller and transferable to Buyer) and those assets listed in Part 2.1(e);

(f) all Seller Contracts, including any listed in Part 3.20(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

(g) all Governmental Authorizations of Seller or any of its Subsidiaries and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.17(b);

(h) all data and Records related to the operations of Seller and its Subsidiaries, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(c);

(i) all of the intangible rights and property of Seller and its Subsidiaries, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Parts 3.25(d), (e), (f), (g) and (h);

(j) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Effective Time;

(k) all claims of Seller or its Subsidiaries against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Part 2.1(k);

(l) all rights of Seller or its Subsidiaries relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof;

(m) all Software (including, but not limited to, proprietary software) and other licenses used in the business to the extent such licenses are assignable or transferable;

(n) costs and estimated earnings in excess of billings on uncompleted projects of Seller or its Subsidiaries;

(o) platform deposits paid by Seller or its Subsidiaries;

(p) prepaid expenses and other current assets of Seller or its Subsidiaries; and

(q) deposits paid by Seller or its Subsidiaries related to leased property.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Purchased Assets."

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2 Excluded Assets

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller and/or its Subsidiaries (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(a) all minute books, stock Records and corporate seals;

(b) the shares of capital stock of Seller held in treasury, if any, and all shares of capital stock of any Subsidiary of Seller;

   (c) all personnel records and other Records that Seller and its Subsidiaries are required by law to retain in its possession; and

(d) all rights of Seller under this Agreement, the Bill of Sale and the Escrow Agreement.

2.3 Consideration and Purchase Price

(a) Initial Purchase Price. The initial consideration for the Purchased Assets will be Sixteen Million Seven Hundred Seventy Five Thousand Dollars ($16,775,000) consisting of the sum of (i) Thirteen Million Seven Hundred Seventy Five Thousand Dollars ($13,775,000) (the “Initial Cash Amount”), plus or minus the Adjustment Amount, (ii) Three Million Dollars ($3,000,000) (the “Escrow Amount” and, together with the Initial Cash Amount, the “Initial Purchase Price”) and (iii) the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing Buyer shall deliver, (x) the Initial Cash Amount, prior to adjustment on account of the Adjustment Amount, to Seller by wire transfer to an account of Seller designated by Seller; (y) the Escrow Amount paid to the Escrow Agent pursuant to the Escrow Agreement; and (z) to Seller, the execution and delivery of the Bill of Sale. The Adjustment Amount, if any, shall be paid by Buyer or Seller, as applicable, after Closing in accordance with Section 2.8.

(b) Earn-Out Amount. In addition to the Initial Purchase Price and the assumption of the Assumed Liabilities, consideration for the Purchased Assets will include the aggregate amount equal to up to Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Earn-Out Amount”) to be earned and paid as follows:

(i) Five Hundred Thousand Dollars ($500,000) of the Earn-Out Amount (the “Year One Threshold Earn Out”) will be earned upon the Business achieving at least Fourteen Million Two Hundred Thousand Dollars ($14,200,000) (the “Year One Threshold”) in total revenue, on an accrual basis in accordance with GAAP consistent with the current accounting practices of Seller, net of sales returns and allowances (“Revenue”), during the twelve months following the Closing Date (“Year

One”), payable by Buyer within 45 days following the end of the calendar quarter in which the Year One Threshold is reached, by wire transfer to an account of Seller designated by Seller;

(ii) Five Hundred Thousand Dollars ($500,000) of the Earn-Out Amount (the “Year Two Threshold Earn Out”) will be earned upon the Business achieving at least Sixteen Million Dollars ($16,000,000) (the “Year Two Threshold”) in Revenue (in addition to the Revenue of the Business during Year One), during the second twelve months following the Closing Date (“Year Two”), payable by Buyer within 45 days following the end of the calendar quarter in which the Year Two Threshold is reached, by wire transfer to an account of Seller designated by Seller;

(iii) if the Revenue of the Business during Year One is at least Fourteen Million Two Hundred Thousand Dollars ($14,200,000), then Seller shall be entitled to earn up to Two Million Dollars ($2,000,000) (the “Year One Pro-Rata Earn Out”), in addition to the Year One Threshold Earn Out, as follows: for Revenue between Fourteen Million Two Hundred Thousand Dollars ($14,200,000) and Seventeen Million Eight Hundred Thousand Dollars ($17,800,000) earned during Year One, Seller shall receive a pro-rata percentage (based on the amount by which such Revenue in Year One exceeds Fourteen Million Two Hundred Thousand Dollars ($14,200,000)) of the Year One Pro-Rata Earn Out, payable by Buyer to Seller within 45 days following the end of Year One, by wire transfer to an account of Seller designated by Seller (the Year One Threshold Earn Out and the Year One Pro-Rata Earn Out are together referred to as the “Year One Earn Out”);

(iv)  if the Revenue of the Business during Year Two is at least Sixteen Million Dollars ($16,000,000), then Seller shall be entitled to earn up to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Year Two Pro-Rata Earn Out”), in addition to the Year Two Threshold Earn Out, as follows: for Revenue between Sixteen Million Dollars ($16,000,000) and Twenty Million Dollars ($20,000,000), Seller shall receive from Buyer a pro-rata percentage (based on the amount by which such Revenue in Year Two exceeds Sixteen Million Dollars ($16,000,000)) of the Year Two Pro Rata Earn Out within 45 days following the end of Year Two, by wire transfer to an account of Seller designated by Seller (the Year Two Threshold Earn Out and the Year Two Pro-Rata Earn Out are together referred to as the “Year Two Earn Out”);

(v)  except as set forth in Section 2.3(b)(ix), if Year One Revenue of the Business is less than the Year One Threshold, no Year One Earn-Out shall be paid;

(vi) in no event will the Year One Earn Out exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate;

(vii)  except as set forth in Section 2.3(b)(ix), if Year Two Revenue of the Business is less than the Year Two Threshold, no Year Two Earn-Out shall be paid;

(viii) in no event will the Year Two Earn Out exceed Two Million Dollars ($2,000,000) in the aggregate;

(ix) At the end of Year Two, there shall be a “true up” such that, if the Business achieves aggregate Revenues of at least Thirty Seven Million Eight Hundred Thousand Dollars ($37,800,000) in Year One and Year Two, the entire Earn-Out Amount, to the extent not previously earned and paid, shall be paid by Buyer to Seller within 45 days following the end of Year Two, by wire transfer to an account of Seller designated by Seller. If aggregate Revenues of the Business for Year One and Year Two are between Thirty Million Two Hundred Forty Thousand Dollars ($30,240,000) and Thirty Seven Million Eight Hundred Thousand Dollars ($37,800,000), Seller shall receive from Buyer a pro-rata percentage (based on the amount by which such aggregate Revenues are between Thirty Million

Two Hundred Forty Thousand Dollars ($30,240,000) and Thirty Seven Million Eight Hundred Thousand Dollars ($37,800,000)) of the Earn-Out Amount, to the extent not previously earned and paid, within 45 days following the end of Year Two, by wire transfer to an account of Seller designated by Seller. In no event will the Earn-Out Amount exceed Four Million Five Hundred Thousand Dollars ($4,500,000) in the aggregate.

For purposes of the Earn-Out Amount, the “Business” shall mean the business operations conducted by Seller on and as of the Closing Date and the business operations conducted by Buyer following the Closing Date using the Intellectual Property Assets. It is the intent of the parties that, for purposes of calculating the Earn-Out Amount, “Revenues” shall include revenue of the business operations conducted by Buyer following the Closing Date that is derived from the core competencies, expertise and skills of the Seller’s employees employed by Buyer following the Closing Date, as well as the Intellectual Property Assets and equipment used by Buyer in the Business. If, after the Closing, (i) Buyer or CMC proposes to undertake or consummate any acquisition and the acquired business, assets or employees will be integrated into Buyer and will report into and be under the responsibility of Seller’s executive officers employed by Buyer following the Closing Date, or (ii) Buyer or CMC proposes that Buyer engage in any business other than the Business, each of Buyer and CMC hereby agree to negotiate in good faith with Seller and the Shareholders to arrive at a mutually acceptable treatment of any revenue from the acquired business, assets or employees or the new business, as the case may be, for purposes of the Earn-Out Amount. By way of clarification, the Earn-Out Amount is not contingent upon the continuing employment of any executive employee or other employee of Seller following the Closing.

(c) Together with the payment of any Earn-Out Amount or, if no Earn-Out Amount is to be paid with respect to Year One or Year Two, within 45 days after the end of the applicable year, Buyer shall deliver to the Shareholders a written report setting forth Buyer’s computation of Revenue and the Earn-Out Amount for the applicable year, if any, together with reasonably detailed data supporting such calculation (a “Calculation Notice”). In the event that the Shareholders shall dispute the calculation of Revenue or the Earn-Out Amount as calculated by Buyer, the Shareholders shall notify Buyer in writing (the“Earn-Out Dispute Notice”), setting forth in reasonable detail the basis of the dispute, within 30 days of receiving the Calculation Notice. If the Shareholders do not provide Buyer with an Earn-Out Dispute Notice within such 30-day period, the Shareholders shall be deemed to have accepted the calculation of Revenues and the Earn-Out Amount as set forth in the Calculation Notice as correct and final.

In the event that the Shareholders provide Buyer with an Earn-Out Dispute Notice, then the Shareholders and Buyer shall confer in good faith for a period of up to 30 days following the delivery of any Earn-Out Dispute Notice concerning the subject matter of the Earn-Out Dispute Notice in an attempt to resolve the dispute. If a final resolution of such dispute is reached, the agreed upon amount of Revenue and Earn-Out Amount shall be deemed final and binding. If, after such 30-day period, the Shareholders and Buyer cannot resolve such dispute, then Buyer and the Shareholders shall mutually agree upon a nationally recognized accounting firm to resolve such dispute, or if they cannot agree on such a firm within five (5) days, they shall each designate a nationally recognized accounting firm, and the two firms shall agree upon a third nationally recognized accounting firm which third firm shall have the sole authority to resolve such dispute. The firm so agreed upon (the“Agreed Firm”) shall as promptly as practicable (and in any event within 30 days) make a final determination of the amount of Revenue and the Earn-Out Amount, if any, which shall be binding on the parties. Each of Buyer and the Shareholders shall provide the Agreed Firm with all information and documentation that the Agreed Firm reasonably requests. The Sellers and Shareholders shall be jointly and severally responsible for the payment of all fees and expenses of the Agreed Firm, provided, however, that if the Agreed Firm in its final determination of the Earn-Out Amount disagrees with Buyer’s calculation of Revenues or the Earn-Out

Amount such that Revenues as provided in the Calculation Notice are understated by five percent (5%) or more, then Buyer shall pay all fees and expenses of the Agreed Firm.

Buyer shall use its commercially reasonable efforts and act in good faith to make from time to time such business decisions and take such actions or refrain from taking such actions in the conduct of the Business following the Closing so as to not materially adversely affect the ability of Seller to earn all or any portion of the Earn-Out Amount. Neither Seller nor any Shareholder shall have any right to claim any lost Earn-Out Amount as a result of such decisions or actions taken in a commercially reasonable manner and in good faith by Buyer. Notwithstanding the foregoing, the prior written consent of the Shareholders, which consent shall not be unreasonably withheld, delayed or conditioned, shall be required in connection with any dissolution, combination or material contraction of the Business in the period from the Closing Date until the end of Year Two if, and only if, in connection with such event (i) the obligations under this Section 2.3(b) are not assumed by any successor entity, (ii) the Business does not continue in a substantially similar form following such event or (iii) the ability of Seller to earn all or any portion of the Earn-Out Amount is materially adversely impaired. By way of clarification and not limitation, notwithstanding the foregoing, the consent of the Shareholders shall not be required in connection with: (i) hiring and termination decisions; (ii) the failure to qualify or seek qualification as a contractor or subcontractor to the U.S. government or any other Governmental Body; (iii) the loss of, or failure to enter into, agreements with, customers, suppliers, vendors or other contractual relationships; or (iv) force majeure. In addition, consent of the Shareholders shall not be required if the maximum Earn-Out Amount payments are paid on or before the payment dates set forth in this Section 2.3(b).

The Initial Purchase Price, as adjusted in accordance with Sections 2.8 and 2.9 below, together with the Earn-Out Amount to the extent actually paid hereunder (the “Paid Earn-Out Amount”) and the assumption of the Assumed Liabilities, shall be the “Purchase Price.” The Initial Purchase Price, as adjusted in accordance with Sections 2.8 and 2.9 below, together with the Paid Earn-Out Amount shall be the “Cash Purchase Price”.

2.4 Liabilities

(a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agrees to discharge only the following Liabilities of Seller (the "Assumed Liabilities"):

(i) current liabilities (including bona fide trade accounts payable, but excluding the current portion of long-term debt and outstanding balances of Seller’s line of credit with M&T Bank) incurred by Seller in the Ordinary Course of Business (which shall not include any account payable to Needham & Company LLC or its Affiliates or any Shareholder or any other equity holder or Affiliate of Seller, other than the current liabilities of Seller to BSI incurred in the Ordinary Course of Business under the BSI License Agreement, or any Subsidiary of Seller or any other advisor (including legal and financial advisors) engaged in connection with the Contemplated Transactions), reflected on the Closing Financial Statements and used in the calculation of the Closing Working Capital;

(ii) subject to Section 2.10 below, any Liability arising after the Closing Date under any Seller Contract or the operation of the Business after the Effective Time (other than any Liability that arises out of or relates to any Breach or Conflict that occurred prior to the Effective Time);

(iii) Buyer’s portion of the liability for transfer, sales and similar Taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement in accordance with Section 2.5(b) hereof;

(iv) any obligation to provide service under any product warranty of Seller arising in the Ordinary Course of Business, including, without limitation, those relating to the installed base of machines sold by Seller;

(v)  payment obligations of Seller to Schneider GmbH & Co. KG incurred in the Ordinary Course of Business relating to machines in Seller’s inventory, in Schneider GmbH & Co. KG’s possession, under assembly by Schneider GmbH & Co. KG or on order from Schneider GmbH & Co. KG;

(vi) current liabilities of Seller to BSI incurred in the Ordinary Course of Business under the BSI License Agreement.

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean every Liability of Seller or any of its Subsidiaries other than the Assumed Liabilities, including, but not limited to:

(i) any obligation or accrual (as should be accrued under GAAP) to pay any account payable or amount owed to any Shareholder or any other equity holder or Affiliate of Seller, any Subsidiary of Seller (other than current liabilities owed to BSI under the BSI License Agreement) or Needham & Company LLC or its Affiliates or any other advisor (including legal and financial advisors) engaged in connection with the Contemplated Transactions;

(ii) any Liability arising out of or relating to products of Seller or any Subsidiary of Seller to the extent manufactured or sold prior to the Effective Time other than specifically assumed under Section 2.4(a)(iv);

(iii) any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of any Breach or Conflict that occurred prior to the Effective Time;

(iv) other than Liabilities for Taxes included in the Closing Working Capital, any Liability for Taxes arising as a result of Seller's operation of its business, ownership of the Purchased Assets or the employment of its employees on or prior to the Effective Time, except as set forth in Section 2.5(b) with respect to Transfer Taxes;

(v) any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller's or any Subsidiary of Seller’s credit facilities or indebtedness for borrowed money or any security interest related to any of the foregoing;

(vi) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller's or any Subsidiary of Seller’s business or Seller's or any Subsidiary of Seller’s leasing, or operation of real property prior to the Effective Time;

(vii) any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller's or any Subsidiary of Seller’s employees or former employees or both, other than any such Liabilities included in the Closing Working Capital;

(viii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller of any Subsidiary of Seller or any of its respective Related Persons, including, but not limited to, any vacation pay or accrued vacation pay (as should be accrued in accordance with GAAP) owed to employees or former employees of Seller or any Subsidiary of Seller, other than any such Liabilities included in the Closing Working Capital;

(ix) any Liability arising out of or relating to any employee grievance by any employee or former employee of Seller, against Seller whether or not the affected employees or former employees of Seller are hired by Buyer;

(x)  any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller or any Subsidiary of Seller;

(xi) any Liability to distribute to any of Seller's or any Subsidiary of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii) any Liability arising out of any Proceeding pending as of the Effective Time;

(xiii) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of any occurrence or event happening prior to the Effective Time;

(xiv) any Liability arising out of or resulting from Seller's or any Subsidiary of Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv) any Liability of Seller, any Subsidiary of Seller’s or any Shareholder under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvi) any Liability of Seller, any Subsidiary of Seller or any Shareholder based upon Seller's, such Subsidiary’s or any Shareholder’s (as such) acts or omissions occurring after the Effective Time.

2.5 Allocation and Transfer Taxes

(a) A preliminary allocation of the Initial Purchase Price (and Assumed Liabilities and other relevant items) and an allocation of the consideration among the Purchased Assets are shown on Exhibit 2.5 attached hereto. Within thirty (30) days of the determination of the Closing Working Capital, Buyer shall provide to Seller a schedule allocating the Initial Purchase Price (and Assumed Liabilities and other relevant items) and an allocation of the consideration among the Purchased Assets and the covenants set forth in Section 10.7 (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule will be prepared in accordance with the applicable provisions of the Code and shall reflect appropriate adjustments to the preliminary allocation of the Initial Purchase Price to reflect changes in the Purchase Price as provided herein.

Seller shall have a period of thirty (30) days after the delivery of the Purchase Price Allocation Schedule during which to present in writing to Buyer notice of any objections Seller may have to the allocations set forth in the Purchase Price Allocation Schedule. In the event that Seller does not provide such notice within such thirty (30) day period, the Purchase Price Allocation Schedule shall be binding on the parties without further adjustment. If Seller shall raise any objections within such thirty (30) day period, Buyer and Seller shall negotiate in good faith and use best efforts to resolve such dispute. If Buyer and Seller fail to agree upon the Purchase Price Allocation Schedule within thirty (30) days after the delivery of the notice of objections by Seller, then the disputed items shall be resolved in accordance with the procedure set forth in Section 2.9(d).

Buyer, Seller and each Shareholder agree for all tax reporting purposes (including, but not limited to, the reports required to be filed under Section 1060 of the Code) to report the Contemplated Transactions in accordance with the Purchase Price Allocation Schedule, unless otherwise required by law. Buyer shall prepare and deliver IRS Form 8594 to Seller to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer, Seller nor any Shareholder shall contend or represent that the Purchase Price Allocation Schedule is not a correct allocation.

(b) Any and all transfer, sales, use, purchase, value added, excise, property, withholding, stamp, or similar taxes ("Transfer Taxes") imposed on, or resulting from, the transfer of any Purchased Assets pursuant to this Agreement (including those Transfer Taxes imposed on the Buyer or the Purchased Assets) that result from the transfer of the Purchased Assets to the Buyer pursuant to the terms of this Agreement shall be allocated equally between Seller and Buyer and fifty percent (50%) of such Transfer Taxes shall be paid by the Seller and fifty percent (50%) of such Transfer Taxes shall be paid by the Buyer. Accordingly, (i) to the extent any Transfer Taxes are imposed on, or incurred by, the Buyer, the Seller shall promptly reimburse the Buyer for fifty percent (50%) of such Transfer Taxes or expenses and (ii) to the extent any Transfer Taxes are imposed on, or incurred by, the Seller, the Buyer shall promptly reimburse the Seller for fifty percent (50%) of such Transfer Taxes or expenses. Each party shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all relevant Transfer Taxes imposed on or incurred by it and, if required by applicable Law, will join the other party in the execution of any such Tax Returns and other documentation.

2.6 Closing

The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Buyer at 870 North Commons Drive, Aurora, Illinois, commencing at 10:00 a.m. (local time) on July 6, 2006, unless Buyer and Seller otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7 Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Seller shall deliver to Buyer:

(i) a bill of sale and assignment and assumption for all of the Purchased Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the "Bill of Sale") executed by Seller;

(ii) [intentionally omitted];

(iii) assignments of all Intellectual Property Assets owned by Seller and separate assignments of all registered, issued or applied for Marks, Patents and Copyrights owned by Seller;

(iv) such other bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(v) (A) that certain employment agreement executed by Buyer and Mr. Golini on date hereof and (B) an employment agreement executed between Buyer and Greg Forbes, to be substantially in form and substance as presented by the Buyer as of the date hereof (collectively, the "Employment Agreements" and, each, an “Employment Agreement”);

(vi) an escrow agreement executed among Seller, the Shareholders, Buyer and the Escrow Agent, in form and substance as agreed upon among Seller, the Shareholders, Buyer and the Escrow Agent as of the date hereof (the "Escrow Agreement");

(vii) the legal opinion of Fulbright & Jaworski L.L.P., counsel to the Seller, dated as of the Closing Date, in form and substance as agreed upon by Buyer as of the date hereof;

(viii) a certificate executed by Seller and the Shareholders as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(ix) a certificate, duly completed and executed by the Seller pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that the Seller is not a "foreign person" within the meaning of Section 1445 of the Code; and

(x) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body.

(b) Buyer shall deliver to Seller:

(i) Thirteen Million Seven Hundred Seventy Five Thousand Dollars ($13,775,000) by wire transfer to an account specified by Seller in a writing;

(ii) the Escrow Agreement, executed by Buyer and the Escrow Agent, together with the delivery of Three Million Dollars ($3,000,000) to the Escrow Agent thereunder, by wire transfer to an account specified by the Escrow Agent;

(iii) the Bill of Sale executed by Buyer; and

(iv) the Employment Agreements executed by Buyer and CMC, as applicable; and

(v)  a certificate of the Secretary of Buyer and CMC certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer, certifying and attaching all requisite resolutions or actions of Buyer's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, certifying all requisite resolutions or actions of CMC's board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying to the incumbency and signatures of the officers of Buyer and CMC executing this Agreement and any other document relating to the Contemplated Transactions.

(c) Mr. Mintz shall cause BSI to sell the BSI Intellectual Property to Buyer as of the Closing Date pursuant to the BSI Purchase Agreement, the Rochester License Agreement and the assignment agreement, bill of sale and all deliverables required under the BSI Purchase Agreement (collectively, the “BSI Agreements”), as executed among Buyer, BSI and CMC as of the date hereof.

(d) None of the Purchased Assets shall be owned by, nor shall title to any Purchased Asset be held by, any Subsidiary of Seller and no Subsidiary of Seller shall have any right, title or interest to any of the Purchased Assets.2.8 Adjustment Amount and Payment

The "Adjustment Amount" (which may be a positive or negative number) will be equal to the amount determined as follows:

(a) If Closing Working Capital is between $4.5 million and $5.5 million, the Adjustment Amount will equal zero and no adjustment of the Initial Purchase Price based on the Closing Working Capital shall occur.

(b) If Closing Working Capital is less than $4.5 million or greater than $5.5 million, the Initial Purchase Price shall be adjusted as follows: (i) if Closing Working Capital is greater than $5.5 million, the Adjustment Amount will equal the amount by which Closing Working Capital exceeds $5.5 million and shall be payable by Buyer by wire transfer to an account designated by Seller within 10 days after the date that the Closing Working Capital is binding and conclusive on the parties hereto as determined pursuant to Section 2.9 hereof and (ii) if Closing Working Capital is less than $4.5 million, the Adjustment Amount will equal the difference between $4.5 million and the actual Closing Working Capital amount and shall be payable by Seller by wire transfer to an account designated by Buyer within 10 days after the date that the Closing Working Capital is binding and conclusive on the parties hereto as determined pursuant to Section 2.9 hereof.

By way of example and not limitation, a sample calculation of the Adjustment Amount is attached as Exhibit 2.8 hereto.

2.9 Adjustment Procedure

(a) "Working Capital" as of a given date shall mean the amount of total current assets minus total current liabilities (excluding the current portion of long-term debt and other indebtedness for borrowed money), each as reflected on the balance sheet of the same date. For purposes of calculating Working Capital on any date the Retained Liabilities of Seller shall not be considered.

(b) Within forty-five (45) days following the Closing Date, Seller shall prepare and deliver to Buyer financial statements of Seller as of the Effective Time and for the period from the date of the Interim Balance Sheet through the Effective Time in accordance with GAAP and on a basis consistent with current accounting practices of Seller. Buyer shall then, within sixty (60) following its receipt of such financial statements from Seller, audit such financial statements (as audited, the "Closing Financial Statements") and determine the Working Capital as of the Effective Time (the "Closing Working Capital") based upon the Closing Financial Statements. Buyer shall deliver the Closing Financial Statements and its determination of the Closing Working Capital to Seller and the Shareholders within sixty (60) days following its receipt of the Closing Financial Statements from Seller.

(c) If, within thirty (30) days following delivery of the Closing Working Capital calculation to Seller from Buyer, Seller and the Shareholders have not given Buyer written notice of its or their objection as to the Closing Working Capital calculation (which notice shall state the basis of Seller's and the Shareholders’ objection), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(d) If Seller or any Shareholder duly gives Buyer such notice of objection, and if Seller, the Shareholders and Buyer fail to resolve the issues outstanding with respect to the Closing Financial Statements and the calculation of the Closing Working Capital within thirty (30) days of Buyer's receipt of Seller's or any Shareholder’s objection notice, Seller, the Shareholders and Buyer shall submit the issues remaining in dispute to KPMG, independent public accountants, or such other independent public accountants as mutually agreed to (the "Independent Accountants") for resolution applying the principles, policies and practices referred to in Section 2.8 and this Section 2.9. If issues are submitted to the Independent Accountants for resolution: (i) Seller, the Shareholders and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are reasonably available to that party or its agents and shall be afforded the opportunity, together with the respective independent accountants or auditors, as applicable, of Seller and Buyer (if different from the Independent Accountants), to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to Seller, the Shareholders and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Working Capital; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

2.10 Consents; Assignments

If, as of the Closing, there are any consents that have not yet been obtained (or otherwise are not in full force and effect) or if any Seller Contract has not been assigned to Buyer which is required to be assigned hereunder, in the case of each Seller Contract as to which such consents were not obtained (or otherwise are not in full force and effect) or any Seller Contract which has not been assigned to Buyer as required hereunder (the "Restricted Contracts"), Buyer may waive the closing conditions as to any such consent or assignment and, in the event that Buyer elects, in its sole discretion, to waive any such closing condition as to any such consent or assignment, Buyer may either:

(a) elect to have Seller continue all commercially reasonable efforts to obtain the consent or assignment, as applicable; or

(b) elect to have Seller retain that Restricted Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Seller continue its efforts to obtain any consents or assignments and the Closing occurs, notwithstanding Sections 2.1, 2.2 and 2.4, neither this Agreement nor the Bill of Sale nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contracts, and following the Closing, the parties shall use best efforts, and cooperate with each other, to obtain the consent or assignment, as applicable, relating to each Restricted Contract as quickly as practicable. Pending the obtaining of such consents or assignments relating to any Restricted Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder).

3. Representations and Warranties of Seller and the Shareholders

Seller and the Shareholders each represent and warrant, jointly and severally, to Buyer and CMC that the statements contained in this Section 3 are true, correct and complete, subject in each case to those exceptions set forth in the Disclosure Letter delivered by Seller and the Shareholders. The Disclosure Letter will be arranged in Parts corresponding to the numbered and lettered paragraphs contained in this Section 3. Any reference herein to any “Part” shall be a reference to that Part of the Disclosure Letter.

3.1 Organization and Good Standing

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted, to own, lease or use the properties and assets that it purports to own, lease or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of the Purchased Assets, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Seller or the Purchased Assets. Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person, other than QED Technologies Japan, Inc., a New York corporation and wholly owned subsidiary of Seller. Except as set forth in Part 3.1, none of the Purchased Assets is owned by, nor is title to any Purchased Asset held by, any Subsidiary of Seller. Except as set forth in Part 3.1, no Subsidiary of Seller has any right, title or interest to any of the Purchased Assets.

3.2 Enforceability; Authority; No Conflict

(a) This Agreement has been duly executed and delivered by Seller and each Shareholder and constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity. Upon the execution and delivery by Seller and each Shareholder of the Escrow Agreement and each other agreement to be executed or delivered by any or all of Seller, Shareholders or any Shareholder at the Closing (collectively, the "Seller's Closing Documents"), each of Seller's Closing Documents will constitute the legal, valid and binding obligation of each of Seller and each Shareholder, as applicable, enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and are subject to general principles of equity. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller's Closing Documents, and such action has been duly authorized by all necessary action by Seller's shareholders and board of directors. Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller's Closing Documents to which such Shareholder is a party and to perform its obligations hereunder and thereunder.

(b) Except as set forth in Part 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Conflict with (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors of Seller;

(ii) Conflict with or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller or any Shareholder, or any of the Purchased Assets, may be subject, except where any such Conflicts, individually or in the aggregate, would not have a Material Adverse Effect on the ability of Buyer to conduct the business of Seller as currently conducted and as currently proposed by Seller to be conducted and the waiver of which is not otherwise required in order to consummate the Contemplated Transactions;

(iii) Conflict with any Governmental Authorization that is held by Seller or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any

Governmental Authorization that is held by Seller or that otherwise relates to the Purchased Assets or to the business of Seller, except where such Conflict, individually or in the aggregate, would not have a Material Adverse Effect on the ability of Buyer to conduct the business of Seller as currently conducted and as currently proposed by Seller to be conducted and the waiver of which is not otherwise required in order to consummate the Contemplated Transactions;

(iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(v) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or

(vi) except in accordance with the Business Corporation Law of the State of New York, result in any shareholder of the Seller having the right to exercise dissenters' appraisal rights.

(c) Except as set forth in Part 3.2(b) or Part 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 Capitalization

The authorized equity securities and capitalization table of Seller and each Subsidiary of Seller is as set forth in Part 3.3. All issued and outstanding shares of equity securities of the Seller and each Subsidiary of Seller are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Encumbrances other than restrictions under the applicable organizational documents of Seller and each Subsidiary of Seller.

3.4 Financial Statements

Seller has delivered to Buyer: (a) an unaudited balance sheet of Seller as at March 31, 2006 (the "Interim Balance Sheet") and the related unaudited statement of income for the one (1) month and three (3) months then ended; and (b) the audited financial statements of Seller as at December 31, 2005 (the “Audited Financial Statements”). All of such financial statements fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP except, in the case of the Interim Balance Sheet and the related unaudited statement of income for the one (1) month and three (3) months then ended, for the absence of footnote disclosure, and subject to normal year-end adjustments. The financial statements referred to in this Section 3.4 and delivered pursuant to Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in any notes to such financial statements, subject, in the case of unaudited financial statements, to normal year-end adjustments. The financial statements have been and will be prepared from and are in accordance with the accounting Records of Seller in all material respects. Seller has also delivered to Buyer copies of all letters from Seller's auditors to Seller's board of directors during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

3.5 Books and Records

The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.6 Sufficiency of Assets

The Purchased Assets (a) together with the BSI Intellectual Property, constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller's business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

3.7 Description of Owned Real Property

Seller does not have any ownership interest in any tracts or parcels of land.

3.8 Description of Leased Real Property

Part 3.8 contains a correct legal description and street address of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Real Property Leases.

3.9 Title to Assets; Encumbrances

Seller owns good and marketable title to all Purchased Assets free and clear of any Encumbrances other than (i) statutory liens for Taxes which are not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar liens arising in the Ordinary Course of Business or (iii) those which are described in Part 3.9. Seller warrants to Buyer that, at the time of Closing, all Purchased Assets shall be free and clear of all Encumbrances other than (i) statutory liens for Taxes which are not yet due and payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar lines arising in the Ordinary Course of Business and (iii) those identified on Part 3.9 as acceptable to Buyer (collectively, "Permitted Encumbrances").

3.10 Condition of Facilities

All property subject to the Real Property Leases and each item of material Tangible Personal Property are each in good repair and good condition, ordinary wear and tear excepted, are each suitable for immediate use in the Ordinary Course of Business and, to the Seller’s and the Shareholders’ Knowledge, are each free from latent and patent defects. To Seller’s and the Shareholders’ Knowledge, no item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as described in Part 3.10, all material Tangible Personal Property used in Seller's business is in the possession of Seller.

3.11 Accounts Receivable

All Accounts Receivable that are reflected on the Audited Financial Statements or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current in all material respects and collectible net of the respective reserves shown on the Audited Financial Statements or the Interim Balance Sheet or on the Closing Financial Statements (collectively, the “Reserves”) (which Reserves are adequate and calculated consistent with past practice and, in the case of the reserve on the Closing Financial Statements, will not represent a greater percentage of the Accounts Receivable reflected on the Closing Financial Statement than the reserve reflected on the Interim Balance Sheet represented of the Accounts Receivable reflected thereon and will not reflect any Material Adverse Effect in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable, subject to the Reserves. Part 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of this Agreement, which list sets forth the aging of each such Account Receivable and which Part 3.11 shall be updated by Seller as of the Closing Date.

3.12 Inventories

Except as set forth in Part 3.12, all items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Audited Financial Statements or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Except as set forth in Part 3.12, Seller is not in possession of any inventory not owned by Seller, including goods already sold. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are now valued, and will be valued on the Closing Date, in accordance with GAAP.

3.13 No Undisclosed Liabilities

Except as set forth in Part 3.13, Seller has no Liability except for Liabilities reflected or reserved against in the Audited Financial Statements or the Interim Balance Sheet, current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet and those Liabilities incurred in connection with the execution of this Agreement. Part 3.13 contains a complete and accurate list of all open purchase orders and accounts payable as of the date of this Agreement, which list also sets forth the due date and age of each such account payable and which Part 3.13 shall be updated by Seller as of the Closing Date.

3.14 Taxes

(a) Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all material Tax Returns that were required to be filed pursuant to applicable Legal Requirements. All Tax Returns filed by Seller are true, correct and complete in all material respects. Seller has paid all Taxes shown to be due on such Tax Returns. Except as set forth in Part 3.14, Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and neither Seller nor any Shareholder has Knowledge that any Governmental Body is likely to assert a claim attributable to Taxes of Seller which, if adversely determined, would result in any such Encumbrance.

(b) Delivery of Tax Returns and Information Regarding Audits and Potential Audits. No Tax Returns of Seller have ever been audited or, to Seller’s and each Shareholder’s Knowledge, are currently under audit. Neither Seller nor any Shareholder has any Knowledge that any Governmental Body is likely to assess any additional Taxes against Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller claimed or raised by any Governmental Body in writing.

(c) Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (as determined in accordance with GAAP).

(d) Specific Potential Tax Liabilities and Tax Situations.

(i) All material Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii) Seller (A) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (B) has no liability for Taxes of any person (other than Seller and its Subsidiaries) under Treas. Reg. sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(iii) Seller is an S corporation as defined in Code Section 1361.

(iv) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

3.15 No Material Adverse Effect

Since the date of the Audited Financial Statements, there has not been any Material Adverse Effect and no event has occurred or circumstance exists that is reasonably likely to result in a Material Adverse Effect.

3.16 Employee Benefits

(a) Set forth in Part 3.16(a) is a complete and correct list of all "employee benefit plans" as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other material employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA Affiliate"), or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "Employee Plans"). No Employee Plan is (w) a "Defined Benefit Plan" (as defined in Section 414(j) of the Code or Section 3(35) of ERISA); (x) a "Multiemployer Plan" (as defined in Section 3(37) of ERISA); or (y) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Part 3.16(a) is a complete and correct list of all ERISA Affiliates, if any, of Seller during the last six (6) years.

(b) Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a written summary thereof); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (v) the last three years of Form 5500, including all attachments, that have been filed with respect to any Employee Plan, and (vi) all summary plan descriptions, summaries of material modifications and employee handbooks and other material written communications regarding the Employee Plans.

(c) Except as disclosed in Part 3.16(c), full payment has been made of all amounts that are required to be paid as contributions under the terms of each Employee Plan and, if applicable, under the terms of any agreement requiring the Seller or any ERISA Affiliate to pay contributions to such Employee Plan, with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date have been paid or will be paid on a timely basis, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan subject to Title IV of ERISA exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan. Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code. Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.

(d) No Employee Plan is subject to Title IV of ERISA or is a multiemployer plan within the meaning of the Code or ERISA and neither Seller nor any ERISA Affiliate has any direct or indirect liability under Title IV or Section 302 of ERISA or Section 412 of the Code or with respect to any such multiemployer plan.

(e) Seller has, at all times since January 1, 2002, complied, and currently complies, in all material respects with the applicable continuation coverage requirements for its group health plans, including (1) Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(f) The form of all Employee Plans is in all material respects in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in all material respects in compliance with such laws and the written Employee Plan documents since January 1, 2002. To the knowledge of the Seller and the Shareholders’, neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA which could result in a material liability to Buyer. To the knowledge of the Seller and the Shareholders’, all material reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all material notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(g) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and Seller has no Knowledge of any circumstances that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption. Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan. With respect to each Employee Plan, to Seller’s and each Shareholder’s knowledge, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.

(h) There is no material pending or, to Seller’s and each Shareholder’s Knowledge, threatened Proceeding relating to any Employee Plan, nor to Seller’s and each Shareholder’s Knowledge, is there any basis for any such Proceeding. To Seller’s and each Shareholder’s knowledge, neither Seller nor any fiduciary of an Employee Plan has engaged in a prohibited transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.

(i) Seller has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Buyer on Part 3.16(i).

(j) Except as required by Legal Requirements and as set forth in Part 3.16(j), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller. There are no contracts or arrangements with Seller providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(k) Except for the continuation coverage requirements of COBRA or applicable Legal Requirements, Seller has no obligations or potential liabilities for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

(l) Except as provided in Section 10.1(d), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.

3.17 Compliance with Legal Requirements; Governmental Authorizations

(a) Except as set forth in Part 3.17(a):

(i) Seller is, and at all times since January 1, 2002, has been, in full compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; and

(ii)  Seller has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any Legal Requirement.

(b) Part 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller's business or the Purchased Assets. Each Governmental Authorization listed or required to be listed in Part 3.17(b) is valid and in full force and effect. Except as set forth in Part 3.17(b):

(i) Seller is, and at all times since January 1, 2002, has been, in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17(b);

(ii)  Seller has not received, at any time since January 1, 2002, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization; and

(iii) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, except such failure as would not be expected to have a material adverse effect on such Government Authorization.

The Governmental Authorizations listed in Part 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own, lease and use its assets in the manner in which it currently owns, leases and uses such assets.

3.18 Legal Proceedings; Orders

(a) Except as set forth in Part 3.18(a), there is no pending or, to Seller's and each Shareholder’s Knowledge, threatened Proceeding:

(i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller and each Shareholder, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a). There are no Proceedings listed or required to be listed in Part 3.18(a) that could have a Material Adverse Effect.

(b) Except as set forth in Part 3.18(b):

(i) there is no Order to which Seller, its business or any of the Purchased Assets is subject; and

(ii) to the Knowledge of Seller and each Shareholder, no executive officer or director of Seller is subject to any Order that prohibits such executive officer or director from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

3.19 Absence of Certain Effects and Events

Except as set forth in Part 3.19, since the date of the Audited Financial Statements, Seller has conducted its business only in the Ordinary Course of Business (other than in connection with the Contemplated Transactions) and there has not been any:

(a) change in Seller's authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;

(b) amendment to the Governing Documents of Seller;

(c) payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d) except as required by Legal Requirements, adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e) material damage to or destruction or loss of any Purchased Asset, whether or not covered by insurance;

(f) entry into (other than the entry into the supply agreement with Schneider GmbH & Co. KG), termination (other than termination of the BSI License Agreement as contemplated hereunder) of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least Twenty Five Thousand Dollars ($25,000);

(g) sale (other than pursuant to the Contemplated Transactions and sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Purchased Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Purchased Asset other than pursuant to the M&T Loan Documents;

(h) cancellation or waiver of any claims or rights with a value to Seller in excess of Twenty Five Thousand Dollars ($25,000);

(i) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller in any manner that is adverse to Seller (other than the termination of the BSI License Agreement as contemplated hereunder);

(j) except as required by GAAP or Legal Requirements, change in the accounting methods used by Seller; or

(k) Contract by Seller to do any of the foregoing.

3.20 Contracts; No Defaults

(a) Part 3.20(a) contains an accurate and complete list, and Seller has delivered, or disclosed and made available, to Buyer accurate and complete copies, of:

(i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of Twenty Five Thousand Dollars ($25,000);

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of Twenty Five Thousand Dollars ($25,000);

(iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of Twenty Five Thousand Dollars ($25,000);

(iv) each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than Twenty Five Thousand Dollars ($25,000) and with a term of less than one year);

(v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(vii) each Seller Contract containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Seller that is currently effective and outstanding;

(x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi) each Seller Contract for capital expenditures in excess of Twenty Five Thousand Dollars ($25,000);

(xii) each Seller Contract not denominated in U.S. Dollars;

(xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;

(xiv)	each foreign exchange hedging or similar agreement or arrangement;

(xv)	each guaranty by Seller of the indebtedness of any third party; and

(xv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Part 3.20(b), no Shareholder has or can acquire any rights under, and no Shareholder has or can become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Purchased Assets.

(c) Except as set forth in Part 3.20(c):

(i) each Contract identified or required to be identified in Part 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable against Seller and, to the Seller’s and each Shareholder’s Knowledge, the other parties thereto, in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity; and

(ii) each Contract identified or required to be identified in Part 3.20(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person.

(d) Except as set forth in Part 3.20(d):

(i) Seller is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii) to Seller’s and each Shareholder’s Knowledge, each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is, and at all times has been, in full compliance in all material respects with all applicable terms and requirements of such Contract;

(iii) to Seller’s and each Shareholder’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iv) to Seller’s and each Shareholder’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Purchased Assets; and

(v) neither Seller nor any Shareholder has given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default or Conflict under, any Contract which is being assigned to or assumed by Buyer.

(e) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f) Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.21 Insurance

(a) Seller has delivered to Buyer:

(i) accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2003 a list of which is included in Part 3.21(a);

(ii) accurate and complete copies of all pending applications by Seller for policies of insurance; and

(iii) any written statement by the auditor of Seller's financial statements or any consultant or risk management advisor with regard to the adequacy of Seller's coverage or of the reserves for claims.

(b) Part 3.21(b) describes:

(i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder;

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller; and

(iii) all obligations of Seller to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c) Part 3.21(c) sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(i) a summary of the loss experience under each policy of insurance;

(ii) a statement describing each claim under a policy of insurance for an amount in excess of Five Thousand dollars ($5,000), which sets forth:

(A)	the name of the claimant;

(B)	the amount and a brief description of the claim; and

(C)	the status of each claim;

(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d) Except as set forth in Part 3.21(d):

(i) all policies of insurance to which Seller is a party or that provide coverage to Seller:

(A)	are valid, outstanding and enforceable;

(B)
taken together, provide adequate insurance coverage for the Purchased Assets and the operations of Seller of the kind and in the amount as is customarily obtained by entities engaged in the same or similar business as Seller and are similarly situated; and

(C)	are sufficient for compliance with all Legal Requirements and Seller Contracts;

(ii) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and

(iv) Seller has given notice to the insurer of all claims that may be insured thereby.

3.22 Environmental Matters

(a) To the Seller’s and the Shareholders’ Knowledge, Seller is, and at all times has been, in full compliance in all material respects with, and has not been and is not in violation of or liable under, any Environmental Law. To the Seller’s and the Shareholders’ Knowledge, neither Seller nor any Shareholder has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened Order, notice, letter of inquiry, claim or other material communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received, including any communication as a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et. seq., any amendments thereof, or any state or local counterpart thereof.

(b) There are no pending or, to the Knowledge of Seller or any Shareholder, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.

(c) Neither Seller nor any Shareholder has any Knowledge of or any basis to expect, nor has any of them, or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) To the Seller’s and the Shareholders’ Knowledge, neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller or any Shareholder, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e) To the Seller’s and the Shareholders’ Knowledge, except as set forth in Part 3.22(e), there are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, wells or septic systems or any other part of the Facility, or incorporated into any structure therein or thereon. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller or any Shareholder, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any

Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

(f) To the Seller’s and the Shareholders’ Knowledge, there has been and is no Release or, to the Knowledge of Seller or any Shareholder, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or to the Knowledge of Seller or any Shareholder, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(g) Neither Seller nor any Shareholder has received any notice of potential responsibility or letter of inquiry.

(h) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.23 Employees, etc.

(a) Part 3.23(a) contains a complete and accurate list of the following information for each employee, independent contractor, consultant and sales agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee benefit plan.

(b) Except with regard to obligations under Seller’s 401(k) Plan or as required by COBRA or applicable Legal Requirements, Seller has no continuing obligations to retired employees or directors of Seller, or their dependents, with respect to benefits, including, but not limited to, retiree medical insurance coverage or pension benefits.

(c) Seller has not violated the WARN Act or any similar state or local Legal Requirement.

(d) No officer, director nor, to the Seller’s or the Shareholders’ Knowledge, any sales agent or employee of Seller is bound by any Contract that purports to limit the ability of such officer, director, sales agent or employee (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery.

3.24 Labor Disputes; Compliance

(a) Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, the payment of social security and similar Taxes and occupational safety and health. To Seller’s and each Shareholder’s Knowledge, Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, which have become due and payable, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b) Except as disclosed in Part 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement; (ii) Seller has not been, there is not presently pending or existing, and to Seller's or any Shareholder’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller's or any Shareholder’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller's or any Shareholder’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and, to Seller’s and each Shareholder’s Knowledge, there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that is reasonably likely to have an adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or, to Seller’s and each Shareholder’s Knowledge, threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.25 Intellectual Property Assets. The representations and warranties and required disclosures set forth in this Section 3.25 shall not include or apply to the BSI Intellectual Property. The parties acknowledge that the representations and warranties and required disclosures regarding the BSI Intellectual Property shall be as set forth in the BSI Purchase Agreement.

(a) The term "Intellectual Property Assets" means all intellectual property, on a worldwide basis, whether or not included in Part 3.25(b) below, that is (i) owned or co-owned by Seller and related to Seller's business; or (ii) used in or necessary to the operation of Seller's business as operated, or proposed to be operated, on the Closing Date, including, but not limited to:

(i) business name(s), all assumed fictional business names, trade names, registered and unregistered trademarks, service marks, trade dress and product configurations, logos, and all other indicia of source, together with all goodwill associated with any of the foregoing, and all registrations and applications therefor including all extensions, modifications, and renewals of the same (collectively, "Marks");

(ii) all inventions, developments, discoveries, concepts and ideas (whether or not patentable and whether or not reduced to practice) and all patents and patent applications, patent disclosures, and all related continuations, divisionals, continuations-in-part, reissues, reexaminations, utility models, certificates of invention, industrial designs, and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, "Patents");

(iii) all registered and unregistered copyrights in both published works and unpublished works, and all moral rights and all applications for registration thereof (collectively, "Copyrights");

(iv) all trade secrets and confidential or proprietary business information, whether patentable or unpatentable and whether or not reduced to practice, including know-how, formulas, drawings and technical plans and information, schematics, prototypes, designs, models, unpublished works of authorship, data and databases, manufacturing and production processes and techniques, research and development information, other copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and Software and documentation therefor (collectively, "Trade Secrets");

(v) all rights in internet web sites, internet domain names and registration rights, uniform resource locators, protocol addresses, and all related content and programming, and related security passwords or codes used by Seller (collectively "Net Names");

(vi)  all other proprietary rights relating to any of the foregoing; and

(vii)  all copies and tangible embodiments thereof (in whatever form or medium), in each case including without limitation the items set forth in Part 3.25(b) below.

(b) Part 3.25(b) contains a complete and accurate list, of (i) each registered, issued, or applied for item of the Intellectual Property Assets that is owned or co-owned by Seller; and (ii) each Seller Contract through which any item of the Intellectual Property Assets owned by a third party is licensed to Seller or owned by Seller is licensed to a third party, including any royalties since January 1, 2004 received by or paid to Seller, but in each case excluding any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than Five Thousand Dollars ($5,000) under which Seller is the licensee ("Off the Shelf Licenses"). Further, Seller has delivered to Buyer accurate and complete copies of all Seller Contracts relating to the Intellectual Property Assets, except for any Off the Shelf Licenses. There are no outstanding and, to Seller's and any Shareholder’s Knowledge, no threatened disputes or disagreements with respect to any such Seller Contract. As of the Closing Date, the Seller owns, or validly licenses in or otherwise possesses valid rights to use, each item of the Intellectual Property Assets listed in Part 3.25(b). There is no other item of the Intellectual Property Assets that is necessary for the conduct of the Seller’s business as presently operated, except those (i) owned by the Seller, (ii) included in Parts 3.25(b), 3.25(d), 3.25(e), 3.25(f) and 3.25(h), (iii) items of intellectual property owned by Schneider GmbH & Co. KG and (iv) the BSI Intellectual Property.

(c) Intellectual Property Assets Generally.

(i)  With respect to each item of the Intellectual Property Assets, including the Intellectual Property Assets listed as “owned” in Part 3.25(b): (i) the Seller possesses exclusive right, title and interest in and to the item, free and clear of any Encumbrances and any obligation to make payment to a Third Party; (ii) the item is in good standing and is not subject to any outstanding order, decree, judgment, stipulation, award, past due payment, decision, injunction or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (iii) no Proceeding is pending or, to the Seller’s or any Shareholder’s Knowledge, threatened, that challenges the legality, validity, enforceability of, or Seller's ownership of or right to use or otherwise exploit, the item; (iv) there is no reason that any item would be considered invalid or unenforceable; and (v) each such item is presently pending or in force in accordance with its terms. Except as set forth in Part 3.25(b), no license, sublicense, covenant, agreement or permission has been granted or entered into by Seller in respect of any item of the Intellectual Property Assets which is owned by Seller or represented to be owned by Seller hereunder.

(ii) With respect to each item of the Intellectual Property Assets that any third party owns that is used in, or necessary to, the Seller's business as conducted, or proposed by Seller to be conducted, as of the Closing Date, and that is used by Seller pursuant to license, sublicense, agreement, or permission, including the Intellectual Property Assets listed as “licensed” in Part 3.25(b) and “Off the Shelf Licenses," (i) the rights covering the item are legal, valid, binding, enforceable and in full force and effect in all material respects against Seller and, to the Knowledge of Seller and each Shareholder, the other parties thereto; (ii) no party thereto is in material breach or default and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification or acceleration thereunder; (iii) Seller has not received written notice that any party to the license, sublicense, agreement or permission intends to cancel, not renew, or terminate the license, sublicense, agreement or permission or to exercise or not exercise an option thereunder; and (iv)

the license, sublicense, agreement or permission will not be terminated or cancelled, or the Seller’s rights thereunder diminished or impaired, or Seller’s obligations thereunder increased, as a result of the consummation of the transactions contemplated by this Agreement.

(iii)  Seller has the exclusive right to file, prosecute and maintain each registered, issued, or applied for item of the Intellectual Property Assets listed as "owned" in Part 3.25(b), and to register or apply for each such item of the Intellectual Property Assets owned by it, including any inventions or ideas that have not yet been the subject of such an application, and has the exclusive right to maintain exclusive ownership of each such item of Intellectual Property, and is not aware of any claim by any third party regarding title to the same or derivative works of the same. Further, Seller has taken all commercially reasonable actions to maintain and protect each item of Intellectual Property Assets in Part 3.25(b), including use of non-disclosure and related agreements to retain control over certain Intellectual Property Assets, payment of all fees, annuities and all other payments that have heretofore become due to any Governmental Authority or third party licensor with respect to the Intellectual Property Asset(s), and have taken all commercially reasonable steps necessary to prosecute, maintain, protect and enforce the same, up to and including the Closing Date, in addition to the actions noted below for specific types of the Intellectual Property Assets. Moreover, Seller has not authorized any third party to use or otherwise exploit any Intellectual Property Assets owned by or licensed to the Seller's business except pursuant to a binding, written license and except any implied licenses granted as the result of commercial sales of products or services incorporating such Intellectual Property Assets.

(iv) Except as set forth in Part 3.25(c)(iv), all former and current employees and independent contractors of Seller have executed written Contracts with Seller that (i) assign to Seller all rights to any inventions, improvements, discoveries, works of authorship, or information developed while conducting the business of Seller, or necessary to the business of Seller whether or not an application for patent or other Intellectual Property Asset protection has not yet been filed, and (ii) impose confidentiality obligations in favor of Seller as to the assigned rights. No current or former employee or independent contractor of Seller has any interest in any Intellectual Property Assets used by Seller in connection with Seller's business. Seller has paid to its respective employees and independent contractors all fees due, if any, for the assignment of such rights pursuant to individual agreements or applicable legal provisions.

(v)  None of the rights in or to any Intellectual Property Assets used in connection with or necessary to the Business as conducted, or proposed by Seller to be conducted, as of the Closing Date shall be adversely affected by the execution or delivery of this Agreement by Seller, nor by the full performance by Seller of any of its obligations hereunder.

(d) Patents.

(i) Part 3.25(d) contains a complete and accurate list and summary description of each applied for or issued item of the Patents owned by Seller, and a schedule of all maintenance fees or taxes of actions falling due within ninety (90) days after the date hereof.

(ii) All of the applied for and issued Patents owned by Seller or represented to be owned by Seller hereunder are currently in compliance in all material respects with all formal Legal Requirements (including, as applicable, payment of filing, examination, search, publication, issue, and maintenance fees and proofs of working or use), are not invalid or unenforceable and neither Seller nor any Shareholder knows of any reason that any Patents would be invalid or unenforceable.

(iii) No Patent owned by Seller or represented to be owned by Seller hereunder has been or is now involved in any interference, reissue, reexamination, opposition or other Proceeding. To Seller's and each Shareholder’s Knowledge, there is no potentially interfering patent or patent application of any Third Party.

(iv) Except as set forth in Part 3.25(d), (A) to Seller’s and each Shareholder’s Knowledge, there has been, and presently is, no unauthorized use, interference, disclosure, infringement, misappropriation or violation by any Third Party of any of the Patents owned by Seller or represented to be owned by Seller hereunder. Seller has not brought or considered bringing against any Third Party any Proceeding for infringement of any of the Patents or for breach of any license, sublicense or agreement involving Patents owned or used by Seller; and (B) to Seller’s and each Shareholder’s Knowledge, there is not now, and has not been, any infringement (including inducing, contributory or vicarious infringement), misuse, or misappropriation by Seller of any Patent(s) owned or licensed by any Third Party, such as by Seller's operation of the business; and Seller is not and has not been the subject of any Proceeding concerning Patents belonging to any Third Party (or received any notice, charge, complaint, claim or demand), and, to Seller's and each Shareholder's Knowledge, there is not now existing any threatened claim against any Seller for such a violation.

(v) All products sold or offered for sale under the Patents owned by Seller or represented to be owned by Seller hereunder have been marked with the proper patent notice.

(e) Marks.

(i) Part 3.25(e) contains a complete and accurate list and summary description of all applied for and registered Marks owned by Seller.

(ii) All Marks set forth on Part 3.25(e) have been registered, or an application for registration is currently pending, with the United States Patent and Trademark Office and, to the extent registered, are currently in compliance in all material respects with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications).

(iii) No Mark set forth on Part 3.25(e) has been or is now involved in any opposition, invalidation, cancellation or other Proceeding and, to Seller’s and each Shareholder’s Knowledge, no such action has been or is threatened or asserted with respect to any of the Marks set forth on Part 3.25(e).

(iv) To Seller’s and the Shareholders’ Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v) (A) To Seller’s and each Shareholder’s Knowledge, there has been, and presently is, no unauthorized use, infringement, misappropriation or violation by any Third Party of any of the Marks owned by Seller or represented to be owned by Seller hereunder. Seller has not brought or considered bringing against any Third Party any Proceeding for infringement of any of the Marks owned by Seller or represented to be owned by Seller hereunder or for breach of any license, sublicense or agreement involving Marks owned, or represented to be owned, or used by Seller; and (B) to Seller’s and each Shareholder’s Knowledge, there is not now, and has not been, any type of infringement, misuse, or misappropriation by Seller of any Marks owned or licensed by any Third Party, such as by Seller's operation of the business; and Seller is not and has not been the subject of any Proceeding concerning any Marks belonging to any Third Party (and has not received any notice, charge, complaint, claim or demand regarding a claim to such Third Party Mark(s)), and, to Seller's and each Shareholder's Knowledge, there is not now existing any threatened claim against any Seller for such a violation.

(f) Copyrights.

(i) Part 3.25(f) contains a complete and accurate list and summary description of all registered and applied for Copyrights owned by Seller.

(ii) All of the registered or applied for Copyrights owned by Seller or represented to be owned by Seller hereunder are currently in compliance with formal Legal Requirements in all material respects, are valid and enforceable, and are not subject to any maintenance fees or taxes or other action falling due within ninety (90) days after the date hereof.

(iii) (A) To Seller’s and each Shareholder’s Knowledge, there has been, and presently is, no unauthorized use, infringement, misappropriation or violation by any Third Party of any of the Copyrights owned by Seller or represented to be owned by Seller hereunder. Seller has not brought or considered bringing against any Third Party any Proceeding for infringement of any of the Copyrights owned by Seller or represented to be owned by Seller hereunder or for breach of any license, sublicense or agreement involving Copyrights owned, or represented to be owned, or used by Seller; and (B) to Seller’s and each Shareholder’s Knowledge, there is not now, and has not been, any type of infringement, misuse, or misappropriation by Seller of any Copyright(s) owned or licensed by any Third Party, such as by Seller's operation of the business; and Seller is not and has not been the subject of any Proceeding concerning Copyrights belonging to any Third Party (or received any notice, charge, complaint, claim or demand), and, to Seller's and each Shareholder's Knowledge, there is not now existing any threatened claim against any Seller for such a violation.

(g) Trade Secrets.

(i) With respect to each material Trade Secret owned by Seller or represented to be owned by Seller hereunder, the documentation relating to such Trade Secret owned by Seller or represented to be owned by Seller hereunder is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) Seller has taken all reasonable precautions, and in no event less than commercially reasonable precautions, to protect the secrecy, confidentiality and value of all Trade Secrets owned by Seller or represented to be owned by Seller hereunder (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller's standard form, and all current and former employees and contractors of Seller have executed such an agreement). The Trade Secrets owned by Seller or represented to be owned by Seller hereunder have not been intentionally divulged to a Third Party except under a sufficient obligation of confidentiality.

(iii) To Seller’s and each Shareholder’s Knowledge, Seller has good title to, and an absolute right to use, the Trade Secrets owned by Seller or represented to be owned by Seller hereunder. To Seller’s and each Shareholder’s Knowledge, the Trade Secrets owned by Seller or represented to be owned by Seller hereunder are not part of the public knowledge or literature and, to Seller's and each Shareholder’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller.

(iv)  To Seller’s and each Shareholder’s Knowledge, there has been, and presently is, no unauthorized use, misappropriation or violation by any Third Party of any of the Trade Secrets owned by Seller or represented to be owned by Seller hereunder. Seller has not brought or considered bringing against any Third Party any Proceeding for infringement of any of the Trade Secrets owned by Seller or represented to be owned by Seller hereunder or for breach of any license, sublicense or agreement involving Trade Secrets owned or used by Seller. Additionally, to Seller’s and each Shareholder’s Knowledge, there is not now, and has not been, any type of infringement, misuse, or misappropriation by Seller of any Trade Secret(s) owned or licensed by any Third Party, such as by Seller's operation of the business; and Seller is not and has not been the subject of any Proceeding concerning Trade Secrets belonging to any Third Party (or received any notice, charge, complaint, claim or demand from any Third Party), and, to Seller's and each Shareholder's Knowledge, there is not now existing any threatened claim against any Seller for such a violation.

(h) Net Names.

(i) Part 3.25(h) contains a complete and accurate list and summary description of all Net Names owned by Seller and used by Seller or necessary in its business as conducted, or as proposed by Seller to be conducted, as of the Closing Date.

(ii) All material Net Names are set forth on Part 3.25(h) and have been registered in the name of Seller and are in compliance with all formal Legal Requirements.

(iii) No Net Name set forth on Part 3.25(h) has been, or is now involved in, any dispute including any Proceeding and, to Seller's and each Shareholder’s Knowledge, no action has been or is threatened or asserted with respect to any Net Name set forth on Part 3.25(h).

3.26 Compliance with the Foreign Corrupt Practices Act and Export Control and Antiboycott Laws

(a) Seller and each Subsidiary of Seller and, to Seller’s and each Shareholder’s Knowledge, its respective Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of Two Hundred Dollars ($200) in the aggregate to any one individual in any year) or any commission payment of any amount payable, to:

(i) any person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned or nongovernment owned);

(ii) any political party or official thereof;

(iii) any candidate for political or political party office; or

(iv) any other individual or entity;

while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

(b) To Seller’s and each Shareholder’s Knowledge, each transaction is properly and accurately recorded on the books and Records of Seller, and each document upon which entries in Seller's books and Records are based is complete and accurate in all respects. Seller maintains a system of internal accounting controls adequate to insure that Seller maintains no off-the-books accounts and that Seller's assets are used only in accordance with Seller's management directives.

(c) Seller has at all times been in compliance with all Legal Requirements relating to export control and trade embargoes. No product sold or service provided by Seller during the last five (5) years has been, directly or, to Seller’s and each Shareholder’s knowledge, indirectly, sold to or performed on behalf of Burma (Myanmar), Cuba, Iran, Iraq, Liberia, Libya, North Korea, Sudan, Syria or Zimbabwe in violation of any Legal Requirement.

(d) Seller has not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code. During the last five (5) years, Seller has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Burma (Myanmar), Cuba, Iran, Iraq, Jordan, Kuwait, Lebanon, Liberia, Libya, North Korea, Oman,

Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates, the Republic of Yemen or Zimbabwe in violation of any Legal Requirement.

3.27 Relationships with Related Persons

(a) Neither Seller nor any Shareholder, nor any Related Person of any of them owns, or has owned, of record, or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has engaged in competition with Seller with respect to any line of the products or services of Seller, except for passive ownership of less than one percent (1%) of the outstanding capital stock of any publicly traded company.

(b) Except as set forth in Part 3.27, neither Seller nor any Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

(c) Except as set forth in Part 3.27, no Shareholder or any Related Person of any Shareholder is a party to any loan agreement with Seller or owes any amount to Seller under a promissory note or any other instrument.

3.28 Brokers or Finders

Except for Seller’s arrangement with Needham & Company LLC, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar fees, expenses, commissions or payments to any investment banker, financial advisor, broker, or other intermediary in connection with the sale of Seller's business or the Purchased Assets or the Contemplated Transactions. Seller shall pay any and all such fees, expenses and commissions in full and Buyer will not become liable or obligated for all or any portion of such fees expenses or commissions.

3.29 Solvency

(a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets.

(b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.30 Disclosure

No representation or warranty or other statement made by Seller or any Shareholder in this Agreement, the Disclosure Letter, any supplement to the Disclosure Letter, the certificates delivered pursuant to Section 2.7(a) or in any written statement furnished to Buyer pursuant hereto or in connection with the Contemplated Transactions, when all such documents are read together in their entirety, contains, or will contain at the Closing Date, any untrue statement of a material fact, or omits, or will omit at the

Closing Date, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

3.31 Government Contract Rights. Except as set forth in Part 3.31:

(a) The Seller has no outstanding Bid which has been submitted to the U.S. government or any other Governmental Body or any proposed prime contractor under an existing or proposed prime Government Contract;

(b) The Seller has complied in all material respects with all statutory and regulatory requirements affecting its contracts with the U.S. government, any other Governmental Body or any prime contractor under a Government Contract or Bid and with all certificates and representations executed in connection therewith (which certificates and representations were current, accurate and complete in all material respects as of their effective date). With respect to each Government Contract or Bid, (i) no termination for convenience, termination for default, cure notice or show cause notice has been issued, (ii) no cost incurred by the Seller has been questioned or disallowed and (iii) no money due to the Seller has been or, to the knowledge of Seller, has been threatened to be, withheld or set off. Except as disclosed on Part 3.31, the Seller has no offset obligations with respect to any Government Contract or Bid;

(c) Neither the Seller nor any of its directors, officers or, to Seller’s and each Shareholder’s Knowledge, employees is (or for the last six years has been) debarred or suspended from doing business with the U.S. government or any other Governmental Body. The Seller has not been informed in writing or threatened that it will be subject to the institution of debarment or suspension proceedings against it. To the Knowledge of Seller, there exist no circumstances that would warrant the institution of suspension or debarment proceedings with respect to the Seller in the future;

(d) The Seller has not received any written show cause notices, cure notices or default determinations on any Government Contracts or with any prime contractor under a prime Government Contract;

(e) The Seller has not received any written negative determinations of responsibility or been declared ineligible by the U.S. government or any other Governmental Body with respect to any Bid submitted by the Seller. To the Knowledge of Seller and each Shareholder, there exist no circumstances that would warrant the finding of nonresponsibility or ineligibility with respect to the Seller in the future;

(f) None of Seller, its directors or officers, or, to Seller’s Knowledge, its employees is or has been under any administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising out of or in any way relating to any of its Government Contracts or Bids. The Seller has not made any voluntary disclosure to the U.S. government or any other Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid;

(g) The Seller is not involved in any qui tam actions;

(h) The Seller possesses all necessary security clearances for the performance of its obligations under each of its Government Contracts and Bids with the U.S. government or with the prime contractor under a prime Government Contract, which security clearances are set forth on in Part 3.31(h);

(i)  There exist (i) no financing arrangements with respect to performance of any current Government Contract; (ii) no outstanding claims against the Seller, either by the U.S. government, any other Governmental Body or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Bid; (iii) to the Knowledge of Seller, no facts upon which such a claim could reasonably be based in the future; (iv) no disputes between the Seller and the U.S. government, any other Governmental Body or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid; and (v) to the Knowledge of Seller, no facts over which such a dispute could reasonably arise in the future; and

(j) The Seller has no interest in any pending or potential claim against the U.S. government, any other Governmental Body or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

4. Representations and Warranties of Buyer and CMC

Buyer and CMC each represent and warrant, jointly and severally, to Seller and the Shareholders as follows:

4.1 Organization and Good Standing

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted. CMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2 Authority; No Conflict

(a) This Agreement has been duly executed and delivered by each of Buyer and CMC and constitutes the legal, valid and binding obligation of each of Buyer and CMC, enforceable against Buyer and CMC in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity. The execution and delivery by Buyer of the Bill of Sale, the Escrow Agreement, the Employment Agreements and each other agreement to be executed or delivered by Buyer at Closing (collectively, the "Buyer's Closing Documents"), each of the Buyer's Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and are subject to general principles of equity. Each of Buyer and CMC has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer's Closing Documents to which it is a party and to perform its obligations under this Agreement and the Buyer's Closing Documents to which it is a party, and such action has been duly authorized by all necessary corporate action.

(b) Neither the execution and delivery of this Agreement by Buyer or CMC nor the consummation or performance of any of the Contemplated Transactions by Buyer or CMC will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of Buyer's or CMC’s Governing Documents;

(ii) any resolution adopted by the board of directors or the shareholders of Buyer or CMC; or

(iii) any Legal Requirement or Order to which Buyer or CMC may be subject.

4.3 Certain Proceedings

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been threatened.

4.4 Brokers or Finders

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar fees, expenses, commissions or payments to any investment banker, financial advisor, broker, or other intermediary in connection with the Contemplated Transactions.

5. Covenants of Seller Prior to Closing

5.1 Access and Investigation

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and each Shareholder shall cause Seller to): (a) afford Buyer and its Representatives (collectively, "Buyer Group") reasonable access, during regular business hours, to Seller's personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Seller. In addition, Buyer shall have the right to have the Facilities and Tangible Personal Property inspected by Buyer Group, at Buyer's sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Facilities and Tangible Personal Property.

5.2 Operation of the Business of Seller

Between the date of this Agreement and the Closing, Seller shall (and each Shareholder shall cause Seller to):

(a) conduct its business only in the Ordinary Course of Business;

(b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer's behalf, use its best efforts to preserve intact its current business organization, keep available the services of its officers, key employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, key employees, agents and others having business relationships with it;

(c) confer with Buyer prior to implementing operational decisions of a material nature;

(d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;

(e) maintain the Purchased Assets in a state of repair and condition that complies with Legal Requirements in all material respects and is consistent with the requirements and normal conduct of Seller's business including maintaining the level of inventory in accordance with Seller’s past practices;

(f) keep in full force and effect, without amendment, all material rights relating to Seller's business;

(g) comply in all material respects with all Legal Requirements and contractual obligations applicable to the operation of Seller's business;

(h) continue in full force and effect the insurance coverage under the policies set forth in Part 3.21 or substantially equivalent policies;

(i) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer;

(j) cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(k) except as required by GAAP, maintain all books and Records of Seller relating to Seller's business in the Ordinary Course of Business;

(l) cause all Purchased Assets owned by any Subsidiary of Seller as of the date hereof to be transferred to and owned by Seller at Closing;

(m) use reasonable commercial efforts to cause each Government Contract to which Seller is a party as of the date hereof to be assigned to Buyer pursuant to a novation or similar assignment agreement;

(n) use commercially reasonable efforts to assist Buyer to negotiate and finalize the Employment Agreement with Greg Forbes; and

(o) use commercially reasonable efforts to assist Buyer to negotiate and finalize employment agreements, substantially in the form of the Employment Agreements, with each of Marc Tricard, David Kolczynski, William Kordonski, Paul Dumas and Leo Catarisano..

5.3 Negative Covenant

Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and each Shareholder shall not permit Seller to, without the prior written Consent of Buyer: (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) allow the levels of raw materials, supplies, finished goods or other materials included in the Inventories to vary materially from the levels customarily maintained in the Ordinary Course of Business; (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the

Purchased Assets, the business of Seller or the Assumed Liabilities in excess of $25,000; or (e) make any material change in compensation or bonus arrangements (other than hiring and the termination of employees in the Ordinary Course of Business); (f) issue or declare any dividends or distributions to any equity holder (other than tax distributions to equity holders, limited to the amounts required for payment of income taxes then due and payable solely in connection with the net income of Seller); (g) make any change in its current accounting practices (other than as required by GAAP); or (h) issue or authorize the issuance of any equity security (other than pursuant to the exercise of outstanding stock options).

5.4 Required Approvals

As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it prior to the Closing in order to consummate the Contemplated Transactions. Seller and each Shareholder also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Seller and each Shareholder also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.5 Notification

Between the date of this Agreement and the Closing, Seller and each Shareholder shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller's or any Shareholder’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or would be reasonably likely to cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's or Shareholder’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Letter, Seller shall promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. Such delivery shall not affect any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller and each Shareholder also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or any Shareholder in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 No Negotiation

Until such time as this Agreement shall be terminated pursuant to Section 9.1: (a) neither Seller nor any Shareholder shall directly or indirectly, through any Representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person or entity relating to the acquisition of, purchase or sale of assets or stock of, or other transaction relating to any merger, consolidation, business combination or similar transaction involving, Seller; and (b) Seller and each Shareholder will immediately notify CMC regarding any contact between Seller or any Shareholder and any other person regarding any such solicitation, offer or proposal or any related inquiry.

5.7 Best Efforts

Subject to the terms and conditions of this Agreement, Seller and each Shareholder will use their reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Legal Requirements to cause the conditions in Article 7 and Section 8.3 to be satisfied and otherwise to consummate the Contemplated Transactions; provided, however, that for purposes of clarification, such efforts shall not require Seller to waive any conditions to close or any of its other rights in the course thereof.

5.8 Interim Financial Statements

Until the Closing Date, Seller shall deliver to Buyer within thirty (30) days after the end of each month a copy of the unaudited balance sheet and income statement for such month prepared in a manner and containing information consistent with Seller's current practices for preparing such financial statements.

5.9 Change of Name

On or before the Closing Date, Seller shall amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion.

5.10 Payment of Liabilities

Seller shall pay or otherwise satisfy in the Ordinary Course of Business its Liabilities and obligations.

5.11 Payment of Debt

Prior to, or contemporaneous with the Closing, all secured debt of the Seller shall be repaid, including, but not limited to, all senior and subordinate debt, and all security interests attached to the Purchased Assets released.

6. Covenants of Buyer Prior to Closing

6.1 Required Approvals

As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business or expend any material funds in order to comply with this Section 6.1.

6.2 Best Efforts

Subject to the terms and conditions of this Agreement, Buyer will use its reasonable best efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Legal Requirements to cause the conditions in Article 8 to be satisfied and otherwise to consummate the Contemplated Transactions; provided, however, that for purposes of clarification, such efforts shall not require Buyer to waive any conditions to close or any of its other rights in the course thereof.

7. Conditions Precedent to Buyer's Obligation to Close

Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 Accuracy of Representations

All of Seller's and each Shareholder’s representations and warranties in this Agreement that are qualified by materiality (considered collectively), and each of these representations and warranties qualified by materiality (considered individually), shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, except for representations and warranties in this Agreement which address matters only as of a particular date (which representations and warranties shall have been accurate in all respects as of such particular date) and all of Seller's and each Shareholder’s representations and warranties in this Agreement that are not qualified by materiality (considered collectively), and each of these representations and warranties not qualified by materiality (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in material all respects as of the time of the Closing as if then made, except for representations and warranties in this Agreement which address matters only as of a particular date (which representations and warranties shall have been accurate in all material respects as of such particular date).

7.2 Performance

All of the covenants and obligations that Seller and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with.

7.3 Consents

Seller shall have obtained each Consent required under any Seller Contract (other than the Government Contracts) necessary for the consummation of the Contemplated Transactions and each such Consent shall be in full force and effect, except where the failure to obtain such Consent would not have a Material Adverse Effect, individually or in the aggregate (the "Material Consents"). Such Material Consents are set forth on Part 7.3.

7.4 Additional Documents

Seller and the Shareholders shall have caused the documents and instruments required by Sections 2.7(a) and 2.7(c) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a) the articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller's incorporation;

(b) releases of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances;

(c) Certificates dated as of a date not earlier than the fifth business day prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the State of New York;

(d) that certain definitive supply agreement between Seller and Schneider GmbH & Co. KG dated June 12, 2006, as of the date hereof ; and

(e) Such other documents as Buyer may reasonably request for the purpose of:

(i) evidencing the accuracy of any of Seller's and any Shareholder’s representations and warranties;

(ii) evidencing the performance by Seller and Shareholders of, or the compliance by Seller and Shareholders with, any covenant or obligation required to be performed or complied with by Seller and Shareholders;

(iii) evidencing the satisfaction of any condition referred to in this Article 7; or

(iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 No Proceedings

Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6 Simultaneous Closing of BSI Agreements.

The Closing shall be contingent upon the simultaneous closing of the transactions contemplated by the BSI Agreements, all in form and substance as agreed upon among Buyer, BSI and Mr. Mintz as of the date hereof.

7.7 Governmental Authorizations

Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Purchased Assets from and after the Closing.

7.8 No Material Adverse Effect

Since the date of this Agreement, there shall not have been any Material Adverse Effect and no event shall have occurred or circumstance exist that may result in a Material Adverse Effect.

7.9 Seller Contracts

All Seller Contracts (other than the Government Contracts) shall be assigned to Buyer without restriction, upon the same or more favorable terms, provided, however, that this condition shall be deemed to have been waived by Buyer with respect to the Restricted Contracts to the extent Buyer has elected to waive any such assignment as a closing condition as set forth in Section 2.10.

8. Conditions Precedent to Seller's Obligation to Close

Seller's obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1 Accuracy of Representations

All of Buyer's and CMC’s respective representations and warranties in this Agreement that are qualified by materiality (considered collectively), and each of these representations and warranties qualified by materiality (considered individually), shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, except for representations and warranties in this Agreement which address matters only as of a particular date (which representations and warranties shall have been accurate in all respects as of such particular date) and all of Buyer's and CMC’s respective representations and warranties in this Agreement that are not qualified by materiality (considered collectively), and each of these representations and warranties not qualified by materiality (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in material all respects as of the time of the Closing as if then made, except for representations and warranties in this Agreement which address matters only as of a particular date (which representations and warranties shall have been accurate in all material respects as of such particular date).

8.2 Buyer’s Performance

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with.

8.3 Additional Documents

Buyer shall have caused the documents and instruments required by Section 2.7(b) to be delivered (or tendered subject only to Closing) to Seller.

8.4 No Injunction

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.5 Simultaneous Closing of BSI Agreements.

The Closing shall be contingent upon the simultaneous closing of the transactions contemplated by the BSI Agreements, all in form and substance as agreed upon among Buyer, BSI and Mr. Mintz as of the date hereof.

9. Termination

9.1 Termination Events

By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or any Shareholder and such Breach has not been waived by Buyer; provided, however, that if any such Breach is curable by Seller or any Shareholder through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 9.1(a) prior to the end of a 30-day period following written notice of such Breach being given to Seller and each Shareholder, provided that Seller and each Shareholder, as applicable, continues to exercise reasonable efforts to cure such Breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 9.1(a) if such Breach has been cured prior to the end of such period);

(b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller; provided, however, that if any such Breach is curable by Buyer through the exercise of reasonable efforts, then Seller may not terminate this Agreement under this Section 9.1(b) prior to the end of a 30-day period following written notice of such Breach being given to Buyer, provided that Buyer continues to exercise reasonable efforts to cure such Breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 9.1(b) if such Breach has been cured prior to the end of such period);

(c) by Buyer if any condition in Article 7 has not been satisfied as of September 15, 2006 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d) by Seller if any condition in Article 8 has not been satisfied as of September 15, 2006 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or Shareholders to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e) by mutual consent of Buyer and Seller;

(f) by Buyer if the Closing has not occurred on or before September 15, 2006, or such later date as the parties may agree upon, unless the Buyer is in material Breach of this Agreement; or

(g) by Seller if the Closing has not occurred on or before September 15, 2006, or such later date as the parties may agree upon, unless the Seller or any Shareholder is in material Breach of this Agreement.

9.2 Effect of Termination

Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the non-terminating party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated and the Closing does not occur, Buyer shall promptly amend its Governing Documents to exclude “QED” from its name. Buyer acknowledges that Seller grants no license to Buyer for the mark “QED” prior to the Closing.

10. Additional Covenants

10.1 Employees and Employee Benefits

(a) For the purpose of this Agreement, the term "Active Employees" shall mean all employees employed on the Closing Date by Seller for its business who are employed exclusively in Seller's business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary or short-term disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

(i) Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the "Hired Active Employees"). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions and grievances) of Seller for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees effective as of the close of business on the Closing Date.

(ii) Neither Seller nor any Shareholder nor their respective Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers.

(iii) Except for the Employment Agreements, it is understood and agreed that (A) Buyer's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Except for any terms and conditions contained in an executed Employment Agreement, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees at any time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c) Salaries and Benefits

(i) Seller shall be responsible for: (A) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (B) any and all payments to employees required under the WARN Act.

(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a claim will be deemed incurred, in the case of hospital, medical or dental benefits, when the services, treatments, procedures, prescriptions or other supplies that are the subject of the claim are performed or provided and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d) No Transfer of Purchased Assets. Neither Seller nor any Shareholder nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(e) Terms of Employment. Buyer will set its own terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law, provided, however, that: (i) the base salary provided by Buyer to each Hired Active Employee shall be at least equivalent to the base salary provided by Seller to such Hired Active Employee immediately prior to the Closing Date (provided that Seller has complied with Section 5.3(e)); (ii) the material benefits provided by Buyer to Hired Active Employees from the Closing Date through December 31, 2006 shall be a continuation of the benefits provided by Seller to the Hired Active Employees immediately prior to the Closing Date (provided that Seller has complied with Section 5.3(e)); and (iii) the benefits provided by Buyer to Hired Active Employees employed by Buyer as of January 1, 2007 shall be substantially equivalent to the benefits provided by CMC to its domestic employees generally. In connection with the benefits to be provided to the Hired Active Employees by CMC or Buyer hereunder (other than with respect to personal time off (PTO) accrual rates and accrual limitations, severance policies, if any, and any retirement or pension plans CMC or Buyer may adopt or define after the date hereof), the Hired Active Employees shall receive credit for the years of their employment with Seller as if they had been employed by Buyer during such period, subject to the terms of and to the extent permitted by the existing governing terms of the applicable benefit plans and documents and applicable law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Subject to Section 2.4(a), Seller shall be solely liable for any severance, change-of-control, “golden parachute” or other payments required to be made to its employees due to the Contemplated Transactions.

(f) General Employee Provisions.

(i) Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be reasonably necessary or desirable to carry out the arrangements described in this Section 10.1.

(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii) If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.

(v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

10.2 Taxes

Except as otherwise expressly provided in this Agreement, all Taxes in respect of the Purchased Assets (including fifty percent (50%) of any transfer, sales, use, stamp or other Taxes, if any, arising from the sale of the Purchased Assets and any deferred Taxes of Seller of any nature) and arising in connection with the conduct of Seller’s business for the period prior to the Closing Date shall be borne by Seller. Except as otherwise provided in this Agreement, all Taxes in respect of the Purchased Assets (including fifty percent (50%) of any transfer, sales, use, stamp or other Taxes, if any, arising from the sale of the Purchased Assets) and arising in connection with the conduct of the Business for the period after the Closing Date shall be borne by Buyer.

10.3 Payment of Other Retained Liabilities

In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities of Seller.

10.4 Restrictions on Seller Dissolution and Distributions; Insurance

Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until the later of: (a) thirty (30) days after the completion of all adjustment procedures contemplated by Section 2.9; (b) Seller's payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 10.2 and 10.3; or (c) the lapse of more than nine (9) months after the Closing Date, unless, with respect to the distribution of proceeds, after giving effect to any such distribution, Seller has cash and cash equivalents equal to at least One Million Dollars ($1,000,000) in the aggregate. Seller shall maintain and not terminate its existing insurance coverages until at least six (6) months after the Closing Date. Seller and Shareholders shall provide at least ten (10) Business Days’ prior written notice to Buyer and CMC prior to effecting any dissolution of the Seller.

10.5 Reports and Returns

Seller shall after the Closing prepare and timely file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Purchased Assets, to and including the Effective Time.

10.6 Intentionally Omitted

10.7 Noncompetition, Nonsolicitation and Nondisparagement

(a) Noncompetition. For a period of five (5) years after the Closing Date (the "Period"), neither Seller nor any Shareholder shall, without the prior written consent of the Chairman of the Buyer’s board of directors, or the President of CMC, participate or engage in, directly or indirectly (as an owner, shareholder (other than passive ownership of up to two percent (2%) of the outstanding stock of any class that is publicly traded), partner, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control), any business (other than on behalf of Buyer or CMC) that, during the Period, is competitive with the Business sold by Seller to Buyer hereunder or is competitive with the Business Conducted by Buyer and/or CMC within the United States, France, the United Kingdom, the Netherlands, Germany, Italy, Japan, Taiwan, the People’s Republic of China, Korea, Malaysia, and Singapore.

(b) Nonsolicitation. During the Period, neither Seller nor any Shareholder shall, directly or indirectly:

(i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, employee, consultant or other business relation of Buyer or CMC to cease doing business with Buyer or CMC, to deal with any competitor of Buyer or CMC or in any way interfere with its relationship with Buyer or CMC;

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer or CMC, to deal with any competitor of Buyer or CMC or in any way interfere with its relationship with Buyer or CMC; or

(iii) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or CMC or in any way interfere with the relationship between Buyer or CMC and any of its respective employees or independent contractors. For purposes of clarity, Buyer in this Section 10.7(b)(iii) includes the employees and contractors of Seller up to and including the Closing Date, as well as those retained by Buyer during the Period.

(c) Nondisparagement. After the Closing Date, none of the parties hereto will disparage any other party hereto or such party’s shareholders, directors, officers, employees or agents publicly or to any third party, other than in connection with any Proceeding.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller and each Shareholder expressly agrees that this Section 10.7 is reasonable and necessary to protect and preserve Buyer's legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller or any Shareholder.

10.8 Customer and Other Business Relationships

After the Closing, Seller and each Shareholder will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller and each Shareholder will refer to Buyer all inquiries relating to such business.

10.9 Retention of and Access to Records

After the Closing Date, each of Seller and Buyer shall provide the other and its respective Representatives and, in the case of Buyer, the Shareholders, reasonable access to Records that are Excluded Assets or Purchased Assets, as the case may be, during normal business hours and on at least three (3) days' prior written notice, for any reasonable business purpose specified by Buyer, the Shareholders or Seller, as the case may be, in such notice.

10.10 Further Assurances

Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the provisions of this Agreement and the Contemplated Transactions.

10.11 Guarantee of Payment.

Notwithstanding anything in this Agreement to the contrary, CMC unconditionally guarantees Buyer’s obligation to make payments to Seller under Article 2 to the extent earned and otherwise due and payable and unpaid by Buyer.

11. Indemnification; Remedies

11.1 Survival

All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2 Indemnification and Reimbursement by Seller and Shareholders

From and after the Closing Date, Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer and CMC and their Representatives, shareholders, subsidiaries and Related Persons (collectively, the "Buyer Indemnified Persons") against, and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage (excluding incidental, punitive and consequential damages except to the extent paid by Buyer Indemnified Person to a third party), expense (including costs of investigation and defense and reasonable attorneys' fees and expenses), whether or not involving a Third-Party Claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller or any Shareholder in (i) this Agreement (without giving effect to any supplement to the Disclosure Letter unless expressly consented to in writing by Buyer), (ii) the Disclosure Letter, (iii) the supplements to the Disclosure Letter, (iv) the certificates delivered pursuant to Section 2.7, (v) any transfer instrument or (vi) any other certificate, document, writing or instrument delivered by Seller or any Shareholder pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Seller or any Shareholder in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or any Shareholder pursuant to this Agreement;

(c) any Liability arising out of the ownership or operation of the Purchased Assets prior to the Effective Time other than the Assumed Liabilities;

(d) any brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or any Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)  any matter disclosed in Parts 7.3 and 3.18 of the Disclosure Letter; provided, that Damages recoverable hereunder for matters disclosed in Part 3.18 shall not exceed $25,000, other than Damages resulting of the gross negligence or willful misconduct of Seller;

(f) any liability under the WARN Act or any similar state or local Legal Requirement that may result from an "Employment Loss", as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer's decision not to hire previous employees of Seller;

(g) any Retained Liabilities; or

(h) any Excess Damages under and as defined in the BSI Purchase Agreement.

Notwithstanding anything to the contrary contained herein, to the extent that any Damages have been included in the calculation of Closing Working Capital and taken into account in determining whether any adjustment is required under Sections 2.8 and 2.9 hereof, and the amount of the adjustment, if any, then a claim for indemnification cannot be brought by Buyer or any Buyer Indemnified Person against Seller and/or the Shareholders under this Article 11 to the extent of such adjustment or amount actually included in the calculation of Closing Working Capital and such included and adjusted amounts shall not be applied to any limitation under Section 11.5 hereof.

11.3 Indemnification and Reimbursement by Seller and Shareholders for Environmental Matters

From and after the Closing Date, in addition to the other indemnification provisions in this Article 11 (provided that, to the extent that indemnification is sought under this Section 11.3 and any other Section of this Article 11 with respect to any matter, the Buyer Indemnified Parties shall not be entitled to collect Damages twice for the same matter) and subject to Sections 11.5 and 11.7(c), Seller and each Shareholder, jointly and severally, will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a) any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Purchased Assets or the business of Seller; or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Purchased Assets at any time on or prior to the Closing Date; or

(b) any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Purchased Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Seller or the Purchased Assets prior to the Closing Date or from any Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Purchased Assets at any time on or prior to the Closing Date.

Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3, provided, however, that Buyer shall not enter into any settlement with respect to such Proceeding without a release of Seller and the Shareholders included as a provision in such settlement and providing the Seller and the Shareholders with five (5) days’ prior written notice of such settlement, which shall provide the Seller and the Shareholders a reasonable opportunity to object thereto and discuss the reasons for such objection with Buyer. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4 Indemnification and Reimbursement by Buyer

From and after the Closing Date, Buyer will indemnify and hold harmless Seller and/or the Shareholders, and will reimburse Seller and/or the Shareholders, for any Damages arising from or in connection with:

(a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer's behalf) in connection with any of the Contemplated Transactions;

(d) any Assumed Liabilities;

(e) any Environmental, Health and Safety Liabilities arising out of: (i) the ownership or operation by Buyer or CMC, directly or indirectly, at any time after the Closing Date of any of the Facilities, Purchased Assets or the Business; or (ii) any Hazardous Materials or other contaminants that are present on the Facilities (to the extent such Facility is owned, leased or operated by Buyer or CMC, directly or indirectly, after the Closing Date) or Purchased Assets at any time after the Closing Date to the extent that such Hazardous Materials or other contaminants were not present on the Facilities or Purchased Assets prior to the Closing Date and are not otherwise the subject of indemnification by Seller and the Shareholders in favor of Buyer Indemnified Persons pursuant to Section 11.2 or Section 11.3 above; or

(f) any bodily injury (including illness, disability and death), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Purchased Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by Buyer or CMC, directly or indirectly, with respect to the Business or the Purchased Assets after the Closing Date or from any Hazardous Material that was (i) present or suspected to be present after the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any Facility and was present or suspected to be present on any Facility, after the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Purchased Assets at any time after the Closing Date; provided, however, that, for all purposes under this subsection (f): (x) such Facility is owned, leased or operated by Buyer or CMC, directly or indirectly, after the Closing Date, (y) such Hazardous Material or Hazardous Activity was not present on or at the Facilities or Purchased Assets prior to the Closing Date and (z) such claim or event is not otherwise the subject of indemnification by Seller and the Shareholders in favor of Buyer Indemnified Persons pursuant to Section 11.2 or Section 11.3 above.

11.5 Limitation on Amount—Seller and Shareholders

Neither Seller nor any Shareholder shall have liability (for indemnification or otherwise) with respect to claims under Section 11.2 and 11.3 until the total of all Damages with respect to such matters exceeds Two Hundred Thousand Dollars ($200,000.00) and then for all amounts of such Damages in excess of One Hundred Thousand Dollars ($100,000.00); provided, however, that the total aggregate amount of Damages recoverable by Buyer and the other Buyer Indemnified Persons pursuant to the provisions of this Section 11 shall be limited to the Escrow Amount, other than for Damages arising in respect of Sections 3.14 (“Taxes”), 3.16 (“Employee Benefits”), 3.22 or 11.3 (“Environmental Matters”), 3.25 (“Intellectual Property”) and 3.31 (“Government Contract Rights”) and Sections 8.01(g)(i), (ii) and (iii), 8.01(i) and 8.01(k) of the BSI Purchase Agreement, (collectively, the “Escrow Exclusions”). Damages for the Escrow Exclusions, together with Damages under any other provision of this Section 11 which are subject to the limitation of the Escrow Amount as set forth in the proviso in the preceding sentence, shall be limited to an indemnity cap of Eight Million Five Hundred Thousand Dollars ($8,500,000.00) (the “Indemnity Cap”). Subject to the foregoing limitations, Seller and Shareholders will be jointly and severally liable for all Damages recoverable hereunder, including, but not limited to, Excess Damages under the BSI Purchase Agreement as provided in Section 11.2(h) and this Section 11.5. Seller and Shareholders acknowledge and agree that upon execution of this Agreement and at Closing, the Seller and Shareholders will directly benefit from the BSI Purchase Agreement. Seller and Shareholders acknowledge and agree that the benefit conferred upon them in connection with the BSI Purchase Agreement constitutes adequate consideration for their indemnification obligations hereunder related to the BSI Purchase Agreement. Seller and Shareholders further acknowledge and agree that the BSI Purchase Agreement is a Contemplated Transaction.

11.6 Limitation on Amount--Buyer

Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds Fifty Thousand Dollars ($50,000) and then for the entire amount of such Damages; provided, however, that the total aggregate amount of Damages recoverable by Seller and the other Seller Indemnified Persons pursuant to the provisions of this Section 11 shall be limited to Damages not exceeding an indemnity cap Eight Million Five Hundred Thousand Dollars ($8,500,000.00). For purposes of clarity, this Section 11.6 will not apply to claims under Section 11.4(b) through (d) or matters arising in respect of Section 4.4 (“Brokers or Finders”).

11.7 Time Limitations

(a) If the Closing occurs, Seller and Shareholders will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 (“Assets to be Sold”) and 2.4(b) (“Retained Liabilities”) and Articles 10 (“Additional Covenants”) and 12 (“Confidentiality”), as to which a claim may be made at any time) or (ii) a representation or warranty (other than those relating to the Escrow Exclusions, as to which a claim may be made at any time within three (3) years after the Closing Date), only if on or before the date that is eighteen (18) months after the Closing Date, Buyer notifies Seller and the Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b) If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 12 (“Confidentiality”), as to which a claim may be made at any time) or (ii) any representation or warranty (other than that set forth in Section 4.4 (“Brokers or Finders”), as to which a claim may be made at any time within three (3) years of the Closing Date), only if on or before eighteen (18) months following the Closing Date, Seller or any Shareholder notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or such Shareholder.

(c) The indemnification and reimbursement obligations of Seller and Shareholders set forth in Section 11.3 hereof shall survive the Closing for a period of three (3) years.

11.8 Escrow

Upon notice to Seller and the Shareholders specifying in reasonable detail the basis therefor, Buyer may give notice of a claim in any amount to which it may be entitled under this Article 11 against the amount held in escrow under the Escrow Agreement. To the extent that Seller or any Shareholder has any obligation or liability pursuant to this Article 11 other than matters arising in respect of the Escrow Exclusions, such obligation or liability shall be discharged solely from the Escrow Amount in accordance with the Escrow Agreement and, with respect to matters arising from the Escrow Exclusions, first from the Escrow Amount (to the extent then available) in accordance with the Escrow Agreement and thereafter by the Seller and the Shareholders on a joint and several basis, up to the Indemnity Cap. Neither the exercise of nor the failure to exercise such right to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.9 Third-Party Claims

(a) Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an "Indemnified Person") of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an "Indemnifying Person") of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person's failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person's Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) subject to Sections 11.5 and 11.6, the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent, which Consent shall not be unreasonably withheld, delayed or conditioned. Subject to Section 11.11 hereof, if notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within thirty (30) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d) Notwithstanding the provisions of Section 13.4, each party hereto hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on each such party with respect to such a claim anywhere in the world.

(e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel; and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.10 Other Claims

Within thirty (30) Business Days after a party obtains Knowledge that it has sustained any Damages not involving a Third-Party Claim or action which such party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Person shall deliver notice of such claim to the Indemnifying Person, together with a brief description of the facts and data which support the claim for indemnification; provided, however, that failure to so notify the Indemnifying Person shall not relieve the Indemnifying Person of its indemnification obligations hereunder, except to the extent that the Indemnifying Person is actually prejudiced thereby. Any such notice must be made to the Indemnifying Person not later than the expiration of the applicable survival period specified in Sections 11.1 and 11.7 above. If the Indemnifying Person does not notify the Indemnified Person within thirty (30) Business Days following its receipt of such notice that the Indemnifying Person disputes its liability to the Indemnified Person under this Article 11, such claim specified by the Indemnified Person in such notice shall be conclusively deemed a Liability of the Indemnifying Person under this Article 11 and the Indemnifying Person shall pay the amount of such claim to the Indemnified Person on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Person has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Person and the Indemnified Person shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 11.11 below.
11.11 Resolution of Conflicts.

(a) For purposes of Article 11, if no agreement can be reached after good faith negotiation between the parties, either Buyer, Seller or the Shareholders may, by written notice to the other parties, request that appropriate representatives of each party with decision-making authority, together with their respective counsel, meet in New York, New York (if such request is made by Buyer) or in Chicago, Illinois (if such request is made by Seller or the Shareholders) for one (1) day in an effort to directly resolve the dispute. In the event such a meeting or subsequent meetings fail to resolve the dispute, the parties agree that they shall submit the claim to the following alternative dispute resolution process: The parties first agree to submit the claim and attempt in good faith to resolve the claim pursuant to non-binding mediation or non-binding arbitration of the dispute by a neutral third-party mediator or arbitrator, as applicable, mutually agreed upon and selected in good faith by the parties (in either case, the party conducting such mediation or arbitration shall be referred to herein as a “mediator”) and conducted on terms and conditions to be determined by agreement of the parties and such mediator. The mediator shall set a limited time period and establish procedures designed to reduce the cost and time expended by the parties while allowing the parties an opportunity, adequate in the reasonable judgment of the mediator, to discover relevant information from the opposing parties about the subject matter of the dispute. In the case of non-binding arbitration, such mediator may render findings and such findings may be admissible in court, but neither party shall be deemed to have stipulated or agreed to such findings or otherwise be bound by such findings. In the event that non-binding mediation or non-binding arbitration fails to resolve the dispute, then either party may resort to litigation, provided, however, that the party who does not prevail in such litigation will be responsible for all costs, expenses and attorneys’ fees related to such litigation both for and on behalf of itself and the prevailing party.

(b) It is the intent of the parties hereto that all claims between the parties, except those seeking equitable relief, shall be settled by the procedures as set forth in this Section 11.11.

11.12 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE  11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE ENVIRONMENTAL LAW, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

11.13 Knowledge and Materiality Qualifiers

Any Knowledge or materiality qualifiers in Seller’s, any Shareholder’s, CMC’s or Buyer’s representations and warranties shall be disregarded for purposes of determining Seller’s, such Shareholder’s, CMC’s or Buyer’s indemnification obligations, as applicable (including the extent of Damages) under Sections 11.2, 11.3 and 11.4.

11.14 Exclusive Remedy

In the absence of fraud and except as provided in Section 13.5, the indemnification provisions set forth in this Article 11 shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty of Seller, the Shareholders, CMC or Buyer, as the case may be, set forth in this Agreement or any of the Disclosure Letter, the supplements to the Disclosure Letter, the certificates delivered pursuant to Section 2.7, any transfer instrument or any other certificate, document, writing or instrument delivered by Seller, any Shareholder, CMC or Buyer, as the case may be, pursuant to this Agreement. In the case of fraud and as provided in Section 13.5, the remedies provided in this Article 11 will not be exclusive of or limit any other remedies that may be available to Seller, the Shareholders, CMC or Buyer and the other Indemnified Persons, as the case may be.

11.15 Tax Treatment of Indemnification Payments and Escrow

Unless otherwise required by applicable law, Seller, the Shareholders and Buyer agree to treat any payment made pursuant to this Article 11 as an adjustment to the Purchase Price for federal, state and local income Tax purposes. All interest earned on the Escrow Amount shall be treated as earned by the Seller for all income tax purposes.

11.16 Effect of Tax and Insurance Benefits

Notwithstanding anything to the contrary contained herein, for purposes of this Article 11, the amount of Damages for a particular claim for which indemnification is provided under this Article 11 shall be offset by (i) any Tax benefits actually realized by an Indemnified Person pursuant to Section 11.15 as a result of payments made under such claim or otherwise directly as a result of such claim and (ii) the amount of any insurance proceeds received by an Indemnified Person by reason or in respect of such Damages (exclusive of deductibles, retrospective premiums and self-insured retentions under such insurance policies and any costs associated with making or pursuing any claims); provided, however that neither Buyer nor CMC shall be required or obligated to make or pursue any claims under any insurance policies as a condition to indemnification pursuant to this Article 11 or otherwise and any such claims actually made shall be in the sole discretion of Buyer or CMC, as applicable, provided, however, that Buyer and CMC shall accept any such insurance proceeds resulting from any such claim in offset under this Section 11.16, subject only to the commercially reasonable requirements or conditions of its insurer.

12. Confidentiality

12.1 Definition of Confidential Information

As used in this Article 12, and except as noted in Section 12.3, the term "Confidential Information" means non-public confidential and proprietary information of each party and includes all non-public information, whether written or oral, (whatever the form or storage medium) or gatherable by inspection of tangible objects, or other means that is disclosed by one party (Buyer on the one hand or Seller and Shareholders, collectively, on the other hand) or its Representatives (collectively, a "Disclosing Party") to the other party or its Representatives (collectively, a "Receiving Party") in connection with the Contemplated Transactions including certain information concerning the business, financial condition, operations, assets and liabilities, or any other non-public information that derives value by virtue of being non-public, of the Disclosing Party which is designated as “Confidential”, “Proprietary”, or similar designation when disclosed. Information communicated orally shall be considered Confidential Information if it is disclosed as confidential. All notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or its Representatives that contain or are based upon non-public information furnished to the Receiving Party or its Representatives pursuant hereto (the “Notes”) shall also be deemed to included in the term “Confidential Information.”

12.2 Restricted Use of Confidential Information

(a) Except as otherwise required by applicable law or regulatory authority, each Receiving Party agrees to keep confidential and not disclose, and cause its Representatives to keep confidential and not disclose, to any person the Confidential Information it or its Representatives receives from the Disclosing Party or its Representatives without the Disclosing Party’s prior written consent, except as provided below. The Receiving Party or its Representatives shall be entitled to disclose the Confidential Information of the Disclosing Party and provide copies of the same, without the Disclosing Party’s prior written consent, to those Representatives of the Receiving Party who need to know such Confidential Information to evaluate and consummate the Contemplated Transactions. The Receiving Party shall be responsible for any violations of the provisions of this Agreement caused by any of the Receiving Party’s Representatives.

(b) Except as otherwise required by applicable law or regulatory authority, the Receiving Party will not, and will direct the Receiving Party’s Representatives not to, disclose to any other person that such Confidential Information has been made available, that discussions or negotiations are taking place concerning the Contemplated Transactions, or any of the terms, conditions or other facts with respect to the Contemplated Transactions, including the status thereof, or the terms of this Agreement, without the prior written consent of the Disclosing Party.

(c) Unless and until this Agreement is terminated, Seller and each Shareholder shall maintain as confidential any Confidential Information of the Seller or Shareholders relating to any of the Purchased Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller, to the extent that Seller possessed such Confidential Information before any disclosure by Buyer, before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2 (“Operation of the Business of Seller”).

(d) From and after the Closing, the provisions of Sections 12.2(a) and 12.2(b) above shall not apply to or restrict in any manner Buyer's use of any Confidential Information of Seller or the Shareholders relating to any of the Purchased Assets or the Assumed Liabilities. In the event this Agreement is terminated pursuant to Section 9.1, Buyer and Seller hereby agree that, notwithstanding Section 13.7, the Confidentiality Letter Agreement, dated August 3, 2005, between Buyer and Seller shall remain in full force and effect.

12.3 Exceptions

The term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) was within the Receiving Party’s possession prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, (iii) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information or (iv) is independently developed by the Receiving Party or any of its Representatives as demonstrated by the written records of the Receiving Party or Representatives which have not had access to the Disclosing Party’s Confidential Information. Neither Seller nor any Shareholder shall disclose any Confidential Information of Seller or any Shareholder relating to any of the Purchased Assets or the Assumed Liabilities in reliance on the exceptions in clauses (ii), (iii) or (iv) above.

12.4 Legal Proceedings

In the event that a Receiving Party or anyone to whom the Receiving Party transmits such Confidential Information pursuant to this Agreement is legally requested (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) or otherwise required to disclose any Confidential Information of a Disclosing Party, the Receiving Party will provide the Disclosing Party with prompt notice, prior to disclosing such Confidential Information, so that the Disclosing Party may seek an appropriate protective order or waive compliance with this Agreement. Receiving Party will additionally use commercially reasonable efforts to resist or otherwise oppose such legally requested or required disclosure, including seeking to narrow the scope of any such required disclosure. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless legally compelled to disclose such Confidential

Information, it may, without liability hereunder, furnish that portion of such Confidential Information that is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

12.5 Return or Destruction of Confidential Information

If this Agreement is terminated, the Receiving Party shall upon the written request of the Disclosing Party either: (i) return to the Disclosing Party all Confidential Information of the Disclosing Party (other than the Notes) including drawings, data, memoranda and other written materials together with any tapes and computer stored information, including any copies thereof, in the possession of the Receiving Party or its Representatives and destroy the Notes; or (ii) destroy and cause each of its Representatives to destroy all Confidential Information (including the Notes); provided, however, that one (1) copy of such Confidential Information may be retained by the Receiving Party on a confidential basis for purposes of verification and the Receiving Party and its Representatives will not be required to destroy any copies stored on backup tapes or media as part of its regular email system backup procedures. Upon written request of the Disclosing Party, any destruction pursuant to (i) or (ii) in the preceding sentence shall be confirmed in writing.

12.6 Attorney-Client Privilege

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties: (a) share a common legal and commercial interest in all of the Disclosing Party's Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party's Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13. General Provisions

13.1 Expenses

Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives, brokers or finders. Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement.

13.2 Public Announcements

Following the date hereof and prior to the Closing, any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued at such time and in such manner as Buyer and CMC determine, provided, however, that the text of any press release shall be subject to the prior review and comment of Seller. From and after the Closing, any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller nor any Shareholder nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Seller or any Shareholder has been disclosed to Buyer or its Representatives, that Buyer or its Representatives have inspected any portion of the Confidential Information of Seller or any Shareholder, that any Confidential Information of Buyer has been disclosed to Seller, Shareholders or their Representatives or that Seller, Shareholders or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller's employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3 Notices

All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

Seller (before the Closing):

QED Technologies, Inc.
Attention: Don Golini, President
1040 University Avenue
Rochester, New York 14607
Fax no.:

Seller (after the Closing):

QED Technologies, Inc.
c/o Don Golini
31 Palmerston Road
Rochester, NY 14618Fax no.: None

Shareholders:

Don Golini
31 Palmerston Road
Rochester, NY 14618

Fax no.: None

Lowell Mintz
c/o Mintz & Co.
70 Pine Street, 57th Floor
New York, NY 10270
Fax no.: (212) 785-2724

Buyer or CMC:

Cabot Microelectronics Corporation
Attention: H. Carol Bernstein, General Counsel
870 North Commons Drive
Aurora, Illinois 60504
Fax no.: (630) 499-2644

13.4 Jurisdiction; Service of Process

Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Illinois, County of DuPage, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, Eastern Division, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

13.5 Enforcement of Agreement

Seller and each Shareholder acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or any Shareholder could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6 Waiver; Remedies Cumulative

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7 Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including, except as set forth in Section 12.2(d), that certain Confidentiality Letter Agreement dated August 3, 2005 between Buyer and Seller and that certain Letter of Intent dated February 24, 2006 by and among Buyer, Seller and the Shareholders) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8 Assignments, Successors and No Third-Party Rights

No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to CMC or any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects, including Buyer’s obligation to pay the Earn-Out Amount, to the extent earned or otherwise owing, pursuant to Section 2.3 hereof, upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

13.9 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10 Construction

The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Parts" refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

13.11 Governing Law

This Agreement will be governed by and construed under the laws of the State of Illinois without regard to conflicts-of-laws principles that would require the application of any other law.

13.12 Execution of Agreement

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.13 WAIVER OF TRIAL BY JURY

EACH PARTY HERETO HEREBY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

13.14 Obligations of Seller and Shareholders

The liability of the Shareholders or any Shareholder and Seller shall be joint and several. Where in this Agreement provision is made for any action to be taken or not taken by Seller, the Shareholders jointly and severally undertake to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, the Shareholders shall be jointly and severally liable with Seller for the indemnities set forth in Article 11.

13.15	Pre-Closing Undertaking of Seller, Buyer and CMC

Immediately following the date hereof, Seller shall contact Elbit-Systems Electro-Optics, the beneficiary under the Letter of Credit, and M&T Bank, the issuer of the Letter of Credit, in order to renegotiate and restructure the commercial relationship with Elbit, in an effort to cause M&T Bank and Elbit to release the liens securing the Letter of Credit, terminate the Letter of Credit and consent to the Contemplated Transactions. Such negotiations and discussions shall be conducted by Seller in good faith, with all diligence using commercially reasonable efforts. Likewise, Buyer and CMC each covenant and agree to use their good faith, diligent and commercially reasonable efforts to negotiate with Elbit and M&T Bank and structure a mutually acceptable commercial relationship with Elbit, in an effort to cause M&T Bank and Elbit to release the liens securing the Letter of Credit, terminate the Letter of Credit and consent to the Contemplated Transactions. If, despite these efforts, the liens securing the Letter of Credit are not released prior to Closing, Buyer shall assume the Letter of Credit (subject to the consent of Elbit and M&T Bank) and, simultaneously with such assumption, Seller and the Shareholders shall (i) establish an escrow in favor of Buyer (separate from the Escrow) pursuant to a mutually agreeable and customary escrow agreement, in the amount of $800,000 in order to reimburse Buyer in the event the Letter of Credit is drawn upon by Elbit (provided, however, that if such liens are released, Seller and the Shareholders shall not be required to establish such an escrow) and (ii) to the extent not already assigned hereunder, assign to Buyer the commercial letter of credit in the amount of $812,000 under which Seller is a beneficiary (as described in Part 3.2 of the Disclosure Letter). Thereafter, in the event the Letter of Credit is terminated and the liens securing the Letter of Credit are released, the escrow proceeds shall be immediately released and distributed to Seller and the Shareholders. In the event that (i) Buyer is required to pay any amount to Elbit under the Letter of Credit, (ii) Buyer draws any amount from the escrow referred to above (such amount, the “LOC Escrow Draw”) and (iii) the product built for Elbit is subsequently sold, then Buyer shall pay to Seller or the Shareholders an amount equal to the lesser of the amount of Revenues from the sale of the product or the LOC Escrow Draw. Any Revenues received by Buyer from the sale of the product shall be included in Revenues for purposes of Section 2.3(b) hereof. The parties agree to reasonably cooperate to effect the purposes and intent of this Section 13.15.

[Signature Page Follows]

- -CONFIDENTIAL

 Execution Version

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

QED TECHNOLOGIES INTERNATIONAL, INC.,
a Delaware corporation  QED TECHNOLOGIES, INC., a New York corporation

By:   By:
Name:    Don Golini
Title:    President

CABOT MICROELECTRONICS CORPORATION

By:
Name:
Title:  _______________________

By:   By:
Don Golini, as an individual   Lowell Mintz, as an individual

Pursuant to Item 601(b)(2) of Regulation S-K, Cabot Microelectronics Corporation hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of the following schedules to the QED Asset Purchase Agreement, which have been omitted from this filing:

Schedule	Contents
Exhibit 2.5	Preliminary Allocation of Initial Purchase Price and Consideration
Exhibit 2.7(a)(i)	Bill of Sale, Assignment and Assumption Agreement
Exhibit 2.8	Sample Adjustment Account Calculation
Disclosure Letter:	Contains disclosure information from parties
Part 2.1(b)	List of tangible personal property transferred
Part 2.1(e)	List of fixed assets transferred
Part 2.1(k)	List of claims against third parties
Part 3.1	List of interests of subsidiaries of Seller in purchased assets
Part 3.2(b)	List of execution and delivery conflicts
Part 3.2(c)	List of required consents
Part 3.3	Capitalization table of Seller and subsidiaries
Part 3.8	List of real property leased interests
Part 3.9	List of Seller encumbrances
Part 3.10	List of tangible personal property not in Seller’s possession
Part 3.11	List of Seller’s accounts receivable
Part 3.12	List of non-conforming inventory
Part 3.13	List of additional liabilities
Part 3.14	List of tax exceptions
Part 3.16	List of employee benefit plans and information
Part 3.17	List of exceptions to legal compliance representations and government authorizations
Part 3.18	List of legal proceedings and orders
Part 3.19	List of exceptions to ordinary course of business representation
Part 3.20	List of Seller contracts and exceptions
Part 3.21	List of insurance matters
Part 3.22	List of environmental matters
Part 3.23	List of employee information
Part 3.24	List of employment and labor exceptions
Part 3.25	List of Intellectual Property items
Part 3.26	List of related party matters
Part 3.31	List of governmental contract matters
Part 7.3	List of material consents